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Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

MELROSE INDUSTRIES PLC,

NEVADA CORP.,

and

NORTEK, INC.

dated as of July 6, 2016

i

ii

iii

        THIS AGREEMENT AND PLAN OF MERGER, dated as of July 6, 2016 (this "Agreement"), is made by and among Melrose Industries plc, a public limited company registered in England and Wales ("Parent"), Nevada Corp., a Delaware corporation and a wholly owned Subsidiary of Parent ("Acquisition Sub"), and Nortek, Inc., a Delaware corporation (the "Company").

WITNESSETH

        WHEREAS, the respective boards of directors of Parent and Acquisition Sub have unanimously approved and declared advisable the merger of Acquisition Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement and approved the execution, delivery and performance of this Agreement by Parent and Acquisition Sub and the consummation of the transactions contemplated hereby, including the Offer and the Merger;

        WHEREAS, the board of directors of the Company (the "Company Board") has unanimously (i) determined that it is fair and advisable for Parent to acquire the Company on the terms and subject to the conditions set forth herein, (ii) approved this Agreement, including the Offer and the Merger, in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), and (iii) determined to recommend that the stockholders of the Company accept the Offer and tender their shares of Common Stock into the Offer, in each case on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, pursuant to this Agreement, Acquisition Sub has agreed to commence a tender offer (the "Offer") to purchase any (subject to the Minimum Condition) and all of the outstanding shares of common stock, par value $0.01 per share, of the Company (the "Common Stock"), at a price per share of Common Stock of $86.00 (such amount or any different amount per share of Common Stock that may be paid pursuant to an amended Offer, the "Offer Price"), payable net to the seller in cash, without interest;

        WHEREAS, following consummation of the Offer, Acquisition Sub will be merged with and into the Company, with the Company surviving the Merger as a wholly owned Subsidiary of Parent in accordance with the DGCL, and each share of Common Stock outstanding that is not tendered and accepted pursuant to the Offer (other than shares canceled pursuant to Section 3.1(a) hereof and Dissenting Shares) will thereupon be canceled and converted into the right to receive cash in an amount equal to the Offer Price, in each case, on the terms and subject to conditions set forth in this Agreement;

        WHEREAS, the Merger shall be effected under Section 251(h) of the DGCL; and

        WHEREAS, Parent has required, as a condition to its willingness to enter into this Agreement, that certain stockholders of the Company (the "Major Company Stockholders") each enter into a Tender and Support Agreement, dated as of the date hereof (each such agreement, a "Support Agreement"), simultaneously herewith, pursuant to which, among other things, the Major Company Stockholders have agreed to tender their shares of Common Stock and take certain other actions in furtherance of the Merger, in each case on the terms and subject to the conditions provided for in the applicable Support Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

        Section 1.1    Definitions.     Defined terms used in this Agreement have the meanings ascribed to them by definition in this Agreement or in Appendix A.

ARTICLE II

THE OFFER AND THE MERGER

        Section 2.1    The Offer.

        (a)   Provided that this Agreement shall not have been terminated in accordance with Article VIII, as promptly as practicable after the date hereof (and in any event on or before July 11, 2016), Acquisition Sub shall (and Parent shall cause Acquisition Sub to) commence, within the meaning of Rule 14d-2 under the Exchange Act, the Offer to purchase all the outstanding Common Stock at a price per share equal to the Offer Price. The consummation of the Offer, and the obligation of Acquisition Sub to accept for payment and pay for any shares of Common Stock tendered pursuant to the Offer, shall be subject only to: (i) there being validly tendered in the Offer and not properly withdrawn prior to the Expiration Date that number of shares of Common Stock (excluding shares of Common Stock tendered pursuant to guaranteed delivery procedures but not yet delivered) which, together with the number of shares of Common Stock (if any) then owned by Parent or its Subsidiaries represents at least a majority of the then-outstanding shares of Common Stock (collectively, the "Minimum Condition"); (ii) this Agreement not having been terminated in accordance with its terms (the "Termination Condition"); and (iii) the satisfaction, or waiver by Parent or Acquisition Sub, of the other conditions and requirements set forth in Annex I (together with the Minimum Condition and the Termination Condition, the "Offer Conditions").

        (b)   Subject to the satisfaction of the Minimum Condition and the Termination Condition and the satisfaction, or waiver by Parent or Acquisition Sub, of the other Offer Conditions, Acquisition Sub shall (and Parent shall cause Acquisition Sub to) accept for payment and pay for all shares of Common Stock validly tendered and not properly withdrawn pursuant to the Offer on or promptly after the applicable Expiration Date. Subject to Section 3.7, the Offer Price payable in respect of each share of Common Stock validly tendered and not properly withdrawn pursuant to the Offer shall be paid net to the seller in cash, without interest.

        (c)   The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") that describes the terms and conditions of the Offer in accordance with this Agreement, including the Offer Conditions. Parent and Acquisition Sub expressly reserve the right to waive any of the Offer Conditions and to make any changes in the terms or conditions to the Offer; provided that, unless previously approved by the Company in writing, Parent and Acquisition Sub shall not: (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) change the number of shares of Common Stock offered to be purchased in the Offer, (iv) amend or waive the Minimum Condition, the Termination Condition or the conditions set forth in clauses (b) or (c)(i) of Annex I, (v) add any condition to the Offer or any term that is adverse to the holders of Common Stock, (vi) extend the expiration of the Offer except as required or permitted by this Section 2.1, (vii) provide for a "subsequent offering period" (or any extension thereof) in accordance with Rule 14d-11 under the Exchange Act or (viii) modify, supplement or amend any other term or condition of the Offer in a manner adverse to the holders of Common Stock.

        (d)   Unless extended in accordance with the terms of this Agreement, the Offer shall expire at 02:00 a.m. (Eastern time) on August 31, 2016, provided that in no event shall the Offer expire prior to the twentieth (20th) Business Day following the commencement of the Offer, as calculated in accordance with Rule 14d-1(g)(3) of the Exchange Act (such time and date, the "Initial Expiration Date"). If the Initial Expiration Date has been extended in accordance with this Agreement, the Offer shall expire at the time and on the date to which the Offer has been so extended (the Initial Expiration Date, or such later time and date to which the Initial Expiration Date has been extended in accordance with this Agreement, the "Expiration Date").

        (e)   If as of any then scheduled Expiration Date, any Offer Condition has not been satisfied or, to the extent waivable by Parent or Acquisition Sub pursuant to this Agreement, waived by Parent or Acquisition Sub, Acquisition Sub shall (and Parent shall cause Acquisition Sub to) extend the Offer for successive periods of up to five (5) Business Days each, the length of each such period to be jointly determined by Parent and the Company in order to permit the satisfaction of the Offer Conditions; provided, however, that Acquisition Sub shall not be required to extend the Offer beyond 02:00 a.m. (Eastern time) on October 6, 2016 (the "Outside Date"), unless at such time the proviso set forth in Section 8.1(b) applies to Parent or Acquisition Sub. In addition, Acquisition Sub shall extend the Offer for any period or periods required by applicable Law or applicable rules, regulations, interpretations or positions of the SEC or its staff or Nasdaq or, in the event that a Supplementary Prospectus is required to be published during the period starting from Rights Admission and ending on the Rights Acceptance Date and the publication of such Supplementary Prospectus requires the Rights Acceptance Date to be extended beyond 6:00 a.m. (Eastern time) on August 23, 2016 pursuant to Section 87Q of the UK Financial Services and Markets Act 2000 (as amended, modified or re-enacted from time to time), Acquisition Sub shall extend the Offer for a period of time equivalent to the period by which the Rights Acceptance Date is required to be extended. Notwithstanding the foregoing, in no event shall Acquisition Sub be required to extend the Offer beyond the Outside Date, unless at such time the proviso set forth in Section 8.1(b) applies to Parent or Acquisition Sub, and Acquisition Sub shall not extend the Offer beyond the Outside Date without the Company's consent.

        (f)    Acquisition Sub shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement is terminated pursuant to Article VIII. If this Agreement is terminated pursuant to Article VIII, Acquisition Sub shall (and Parent shall cause Acquisition Sub to) promptly terminate the Offer and shall not acquire any shares of Common Stock tendered pursuant thereto. If the Offer is terminated by Acquisition Sub, or this Agreement is terminated prior to the Acceptance Time, Acquisition Sub shall promptly return, and shall cause any depositary acting on behalf of Acquisition Sub to promptly return, in accordance with applicable Law, all tendered shares of Common Stock that have not then been purchased in the Offer to the registered holders thereof.

        (g)   As soon as practicable on the date of the commencement of the Offer, Parent and Acquisition Sub shall:

            (i)  file with the SEC, in accordance with Rule 14d-3 under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the "Schedule TO");

           (ii)  deliver a copy of the Schedule TO, including all exhibits thereto, to the Company at its principal executive offices in accordance with Rule 14d-3(a) promulgated under the Exchange Act;

          (iii)  give telephonic notice of the information required by Rule 14d-3 promulgated under the Exchange Act, and mail by means of first class mail a copy of the Schedule TO, to Nasdaq in accordance with Rule 14d-3(a) promulgated under the Exchange Act; and

          (iv)  cause the Offer Documents to be disseminated to all holders of shares of Common Stock as and to the extent required by all applicable Laws, including the Exchange Act.

        (h)   The Schedule TO shall include as exhibits, the Offer to Purchase, a form of letter of transmittal, a form of summary advertisement, and a form of notice of guaranteed delivery, together with such other schedules or exhibits as may be required pursuant to the instructions to Schedule TO (the Schedule TO and the documents included therein pursuant to which the Offer shall be made, together with any amendments and supplements thereto, being referred to herein as the "Offer Documents"). Subject to the provisions of Section 6.4, the Company consents to the inclusion of a description of the Company Recommendation in the Schedule TO and the Offer Documents. Parent

and Acquisition Sub, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents, if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law, and Parent and Acquisition Sub agree to cause the Offer Documents, as so corrected, to be filed with the SEC and disseminated to holders of shares of Common Stock, in each case as and to the extent required by all applicable Laws, including the Exchange Act. The Company and its counsel shall be given a reasonable opportunity to review the Schedule TO and the Offer Documents before they are filed with the SEC, and Parent and Acquisition Sub shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent and Acquisition Sub shall provide the Company and its counsel promptly with copies of any written comments, and shall inform them of any oral comments, that Parent, Acquisition Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review any proposed written or oral responses to the Schedule TO and Offer Documents and Parent and Acquisition Sub shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel and to participate in any substantive telephonic communications with the staff of the SEC related thereto.

        Section 2.2    Company Actions.

        (a)    Schedule 14D-9.     To the extent reasonably practicable, concurrently with the filing by Acquisition Sub of the Schedule TO or as soon as practicable thereafter, the Company shall file with the SEC, in a manner that complies with Rule 14d-9 under the Exchange Act, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the "Schedule 14D-9") that shall contain the notice of appraisal rights to holders of shares of Common Stock and, subject to the provisions of Section 6.4, the Company Recommendation. The Company agrees to cause the Schedule 14D-9 to be disseminated to holders of shares of Common Stock, as and to the extent required by all applicable Laws, including the Exchange Act. The Company, on the one hand, and Parent and Acquisition Sub, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of shares of Common Stock, in each case as and to the extent required by all applicable Laws, including the Exchange Act. Parent, Acquisition Sub and their counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, Acquisition Sub and their counsel. In addition, the Company shall provide Parent, Acquisition Sub and their counsel promptly with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, and any written or oral responses thereto. Parent, Acquisition Sub and their counsel shall be given a reasonable opportunity to review any proposed written or oral responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, Acquisition Sub and their counsel, and to participate in any substantive telephonic communications with the staff of the SEC related thereto. Notwithstanding the foregoing, the obligations of the Company in the preceding three sentences of this Section 2.2(a) shall not apply from and after the time the Company Board effects a Company Change of Recommendation in accordance with Section 6.4.

        (b)    Company Information.     From time to time as requested by Acquisition Sub or its agents, the Company shall furnish or cause to be furnished to Acquisition Sub mailing labels, security position listings, non-objecting beneficial owner lists and any other listings or computer files available to it containing the names and addresses of the record or beneficial owners of the shares of Common Stock as of the most recent practicable date, and shall promptly furnish Acquisition Sub with such information (including, but not limited to, updated lists of holders of the shares of Common Stock and their addresses, mailing labels, security position listings and non-objecting beneficial owner lists) and such other assistance as Acquisition Sub or its agents may reasonably request in communicating with the record and beneficial holders of shares of Common Stock, in connection with the preparation and dissemination of the Schedule TO and the Offer Documents and the solicitation of tenders of shares of Common Stock in the Offer. Parent and Acquisition Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with such transactions and, if this Agreement shall be terminated, will, upon request, deliver, and will cause their agents to deliver, to the Company all copies of such information then in their possession or control.

        (c)    Acceptance Time.     The Company shall register the transfer of shares of Common Stock accepted for payment effective immediately after the time at which Acquisition Sub accepts for payment shares of Common Stock tendered and not properly withdrawn pursuant to the Offer (the "Acceptance Time"); provided that Acquisition Sub pays for such shares of Common Stock at or promptly after such transfer.

        Section 2.3    The Merger.     Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into the Company, whereupon the separate existence of Acquisition Sub shall cease, and the Company shall continue under the name "Nortek, Inc." as the surviving corporation (the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware.

        Section 2.4    Closing.     Subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VII hereof, the closing of the Merger (the "Closing") will take place as promptly as practicable following consummation of the Offer, on a date to be specified by the parties hereto, but no later than the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VII hereof (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another time, date or place is agreed to in writing by the parties hereto (such date being the "Closing Date").

        Section 2.5    Effective Time.

        (a)   Concurrently with the Closing, the Company, Parent and Acquisition Sub shall cause a certificate of merger (the "Certificate of Merger") with respect to the Merger to be executed and filed with the Secretary of State of the State of Delaware (the "Secretary of State") as provided under the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State or at such later date and time as is agreed between the parties and specified in the Certificate of Merger (such date and time being hereinafter referred to as the "Effective Time").

        (b)   From and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Acquisition Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Acquisition Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

        Section 2.6    Certificate of Incorporation and By-laws.     Subject to Section 6.6 of this Agreement, at the Effective Time, the certificate of incorporation and the by-laws of the Surviving Corporation shall be amended to be in the form of the certificate of incorporation and by-laws of Acquisition Sub attached hereto as Exhibit A and Exhibit B, respectively, except that the name of the Surviving

Corporation shall be "Nortek, Inc.", until thereafter amended in accordance with applicable Law and the applicable provisions of the certificate of incorporation and by-laws.

        Section 2.7    Board of Directors.     Subject to applicable Law, each of the parties hereto shall take all necessary action to ensure that the Company Board from the Acceptance Time until the Effective Time shall consist of the directors of the Company as of immediately prior to the Acceptance Time. Subject to applicable Law, each of the parties hereto shall take all necessary action (which, with respect to the Company, shall involve the delivery to Parent of resignation letters signed by the members of the Company Board) to ensure that the board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Acquisition Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

        Section 2.8    Officers.     From and after the Effective Time, the officers of the Company at the Effective Time, or such other persons as Parent shall select prior to the Effective Time in its sole discretion, shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.

        Section 2.9    Effecting the Merger.     Promptly following the consummation of the Offer (the "Offer Closing"), the parties shall take all necessary and appropriate actions to cause the Merger to become effective as promptly as practicable following the Offer Closing, without a meeting of the stockholders of the Company, in accordance with Section 251(h) of the DGCL. Without limiting the foregoing, the Merger shall be effected under Section 251(h) of the DGCL and the Merger shall be effected at the Closing.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

        Section 3.1    Effect of the Merger on Securities.     At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquisition Sub or the holders of any securities of the Company or Acquisition Sub:

            (a)    Cancellation of Company Securities.    Each share of Common Stock held by the Company as treasury stock or held by Parent or Acquisition Sub immediately prior to the Effective Time (including such shares of Common Stock that were accepted for payment pursuant to the Offer) shall automatically be canceled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

            (b)    Conversion of Company Securities.    Except as otherwise provided in this Agreement, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 3.1(a) hereof and Dissenting Shares) shall be converted into the right to receive the Offer Price, without interest (the "Merger Consideration"). The holders of certificates or book-entry shares which immediately prior to the Effective Time represented such Common Stock (respectively, the "Certificates" and "Book-Entry Shares") shall cease to have any rights with respect to such Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 3.2 of this Agreement, the Merger Consideration, or, with respect to Dissenting Shares, the rights set forth in Section 262 of the DGCL.

            (c)    Conversion of Acquisition Sub Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and constitute the only outstanding shares of capital stock of the Surviving Corporation.

            (d)    Adjustments.    Without limiting the other provisions of this Agreement and other than as contemplated by this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Offer Price and Merger Consideration shall be equitably adjusted to reflect such change; provided that the Company may not effect such change except as permitted by this Agreement.

        Section 3.2    Exchange of Certificates.

        (a)    Designation of Paying Agent; Deposit of Exchange Fund.     Prior to the Effective Time, Parent shall designate a paying agent (the "Paying Agent"), the identity and the terms of appointment of which shall be reasonably acceptable to the Company, for the payment of the applicable Merger Consideration as provided in Section 3.1(b). At or before the filing of the Certificate of Merger with the Secretary of State, Parent shall deposit, or cause to be deposited with the Paying Agent, cash constituting an amount equal to the Total Common Merger Consideration (all cash deposited with the Paying Agent, the "Exchange Fund"). At or immediately after the Effective Time, Parent shall pay or cause to be paid to the Surviving Corporation and the Surviving Corporation shall disburse in cash the amounts payable in respect of the Company Options pursuant to Section 3.3(a) and the Company Share Awards pursuant to Section 3.3(b). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 3.1(b), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment. The Paying Agent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Common Stock and (ii) applied promptly to making the payments pursuant to Section 3.2(c) hereof. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 3.2(c), except as expressly provided for in this Agreement.

        (b)   As promptly as practicable following the Effective Time and in any event not later than the third Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate or Book-Entry Share that immediately prior to the Effective Time represented one or more outstanding shares of Common Stock (x) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and which shall be in the form and have such other provisions as Parent may reasonably specify and (y) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration into which the number of shares of Common Stock previously represented by such Certificate or Book-Entry Shares shall have been converted pursuant to this Agreement.

        (c)   Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each share of Common Stock formerly represented by such Certificate or Book-Entry Share, which amount shall be paid as promptly as practicable, following the Paying Agent's receipt and acceptance of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof) or

Book-Entry Share so surrendered shall be forthwith canceled. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares.

        (d)    Termination of Exchange Fund.     Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book-Entry Shares for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation, and any such holders prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation as general creditor thereof for payment of their claims for cash, without interest, to which such holders may be entitled.

        (e)    No Liability.     None of Parent, Acquisition Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

        (f)    Investment of Exchange Fund.     The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment shall relieve Parent or the Paying Agent from making the payments required by this Article III, and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Common Stock in the amount of such losses and (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement. Any interest or income produced by such investments will become a part of the Exchange Fund.

        Section 3.3    Treatment of Equity Awards.

        (a)    Treatment of Company Options.     As of the Effective Time, each Company Option that is outstanding and unexercised, whether vested or unvested, as of the Effective Time (each, a "Company Option"), shall be canceled by virtue of the Merger and without any action on the part of any holder of any Company Option, in consideration for the right to receive a cash payment with respect thereto equal to the product of (i) the number of shares of Common Stock subject to such Company Option as of the Effective Time and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock subject to such Company Option as of the Effective Time (the "Option Cash Payment"), less applicable Taxes required to be withheld. For the avoidance of doubt, if the exercise price per share of Common Stock subject to a Company Option as of the Effective Time equals or exceeds the Merger Consideration, such Company Option shall be cancelled for no consideration as of the Effective Time, and the holder thereof shall have no further rights with respect thereto. The Option Cash Payment will be made promptly (and in any event within ten (10) Business Days) following the Effective Time.

        (b)    Treatment of Company Share Awards.     As of the Effective Time, each Company Share Award (or portion thereof) that is outstanding as of the Effective Time, shall be canceled by virtue of the Merger and without any action on the part of any holder of any Company Share Award, in consideration for the right to receive a cash payment with respect thereto equal to the product of (i) the number of shares of Common Stock subject to such Company Share Award (or in the case of any Company Share Award subject to performance-based vesting, 50% of the number of shares of Common Stock subject to such Company Share Award) as of the Effective Time and (ii) the Merger Consideration (the "Company Share Award Cash Payment"), less applicable Taxes required to be withheld. The Company Share Award Cash Payment will be made promptly (and in any event within ten (10) Business Days) following the Effective Time.

        (c)   Prior to the Effective Time, the Company shall take such actions as may be reasonably necessary to effectuate the actions contemplated by this Section 3.3, contingent on the Closing of the Merger.

        Section 3.4    Lost Certificates.     If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

        Section 3.5    Dissenting Shares.     Notwithstanding Section 3.1(b), to the extent that holders thereof are entitled to appraisal rights under Section 262 of the DGCL, shares of Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly complied with the provisions of Section 262 of the DGCL (the "Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall have the rights set forth in Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under the DGCL, such holder's shares of Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not thereafter be deemed to be Dissenting Shares.

        Section 3.6    Transfers; No Further Ownership Rights.     After the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Common Stock that were outstanding immediately prior to the Effective Time. If Certificates are presented to the Surviving Corporation for transfer following the Effective Time, they shall be canceled against delivery of the applicable Merger Consideration, as provided for in this Article III, for each share of Common Stock formerly represented by such Certificates. All cash paid upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock formerly represented by such Certificates or Book-Entry Shares, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been authorized by the Company in compliance with this Agreement and which remain unpaid at the Effective Time.

        Section 3.7    Withholding Rights.     Notwithstanding anything to the contrary contained herein, each of Parent, Acquisition Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under any provision of applicable Tax Law. To the extent that amounts are so deducted and withheld by or on behalf of Parent, Acquisition Sub, the Surviving Corporation or the Paying Agent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made and shall be paid over to the appropriate Governmental Authority on such person's behalf.

        Section 3.8    Subsequent Actions.     The parties agree to take all necessary action to cause the Merger to become effective as promptly as practicable following the Offer Closing without a meeting of the Company's stockholders, as provided in Section 251(h) of the DGCL.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except (i) as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement, excluding any disclosures set forth in "risk factors" or any "forward-looking statements" sections in such Company SEC Documents (within the meaning of the Securities Act or the Exchange Act), to the extent that the applicable disclosure in such Company SEC Documents is such that its relevance to a representation or warranty contained in this Article IV is reasonably apparent on the face of such disclosure; provided that this clause (i) shall not be applicable to Section 4.1 (Organization and Qualification; Subsidiaries), Section 4.2 (Certificate of Incorporation and By-Laws), Section 4.3(a)-(d) (Capitalization), Section 4.4 (Authority Relative to Agreement), Section 4.9(ii) (No Material Adverse Effect), Section 4.17 (Opinion of Financial Advisor), Section 4.18 (Brokers) or Section 4.25 (No Rights Agreement; Takeover Statute) or (ii) as disclosed in the corresponding section of the separate disclosure letter which has been delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Letter") (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent as follows:

        Section 4.1    Organization and Qualification; Subsidiaries.     Each of the Company and its Subsidiaries is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the laws of its respective jurisdiction of organization or formation and has the requisite corporate, partnership or limited liability company or other organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not be material to the Company and its Subsidiaries, taken as a whole. Each of the Company and its Subsidiaries is duly qualified to do business or licensed as a foreign corporation or other entity to do business, and is in good standing, in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification or licensing, except for such failures to be so qualified or licensed and in good standing as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.2    Certificate of Incorporation and By-Laws.     The Company has made available to Parent complete and correct copies of the certificate of incorporation and by-laws, or equivalent organizational documents, each as amended to date, of the Company, each of the Company's "significant subsidiaries," as such term is defined in Section 1-02 of Regulation S-X under the Exchange Act, and all entities listed on Exhibit 21.1 to the Company's annual report on Form 10-K for its fiscal year ended December 31, 2015. The Certificate of Incorporation and the By-laws and the equivalent organizational documents of each of the Company's Subsidiaries are in full force and effect. None of the Company or its Subsidiaries is in violation of any provision of its respective certificate of incorporation or by-laws (or equivalent organizational documents) except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.3    Capitalization.

        (a)   The authorized capital stock of the Company consists of 90,000,000 shares of Common Stock and 10,000,000 shares of the Company's preferred stock, par value $0.01 per share (the "Preferred Stock"). As of July 5, 2016, (i) 16,008,461 shares of Common Stock were issued and outstanding, (ii) no shares of Preferred Stock were issued and outstanding and (iii) 794,855 shares of Common Stock were held in treasury. As of July 5, 2016 there were outstanding Company Options to purchase 920,116 shares of Common Stock and 303,741 shares of Common Stock outstanding under Company Share Awards, and 1,131,316 shares of Common Stock eligible for issuance under the Company Plan. Except as set forth above, as of the date hereof, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants or other rights to acquire any such stock or securities were issued, reserved for issuance or outstanding. Each currently outstanding Company Option (i) was granted with a per share exercise price equal to or greater than the fair market value of a share of Common Stock on the date of grant in accordance with Section 409A of the Code and (ii) has not had its exercise date or grant date delayed or "back-dated". From and after July 5, 2016 until and including the date hereof, no shares of capital stock of, or other equity or voting interests in, the Company have been issued except pursuant to vesting of Company Share Awards or the exercise of Company Options outstanding as of July 5, 2016, and no options, warrants or other rights to acquire or receive any such stock or securities have been issued. All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. None of the Company's Subsidiaries owns any shares of Common Stock.

        (b)   Section 4.3(b) of the Company Disclosure Letter sets forth a true and complete list, as of June 30, 2016, of (i) (A) each outstanding Company Option, and (B) each outstanding Company Share Award, (ii) employee participant numbers, (iii) the number of shares of Common Stock underlying each award, including, to the extent applicable, the target number of shares, (iv) with respect to each Company Share Award, whether such award is a time-based Company Share Award or performance-based Company Share Award, (v) the date on which each award was granted, (vi) whether any Company Option is intended to qualify as an "incentive stock option" under Section 422 of the Code, and (vii) the exercise price of each outstanding Company Option.

        (c)   Except as set forth in Section 4.3(a) and Section 4.3(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, puts, calls, convertible, or equity-linked securities or other similar rights, agreements, commitments or contracts of any kind to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, deliver, repurchase, transfer or sell, or cause to be issued, delivered, repurchased, transferred or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, or the value of which are determined based on the value of, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, put, call, right, agreement, commitment or contract. There are no voting trusts, stockholder agreements, proxies, or other agreements in effect with respect to the voting or transfer of the shares of any of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party and to the Knowledge of the Company, there are no voting trusts, stockholders agreements, proxies or other agreements in effect with respect to the voting or transfer of the shares of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is not a party.

        (d)   There are no bonds, debentures, notes, or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Common Stock or common stock of any of the Company's Subsidiaries may vote.

        (e)   All "significant subsidiaries" of the Company, as such term is defined in Section 1-02 of Regulation S-X under the Exchange Act, and all entities listed on Exhibit 21.1 to the Company's annual report on Form 10-K for its fiscal year ended December 31, 2015, and their respective jurisdictions of organization are listed in Section 4.3(e)(i) of the Company Disclosure Letter. All the outstanding shares of capital stock of, or other equity interests in, each significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of all Liens other than Permitted Liens. Other than as set forth on

Section 4.3(e)(ii) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries own, directly or indirectly, any equity interests in any person other than the Company's Subsidiaries.

        Section 4.4    Authority Relative to Agreement.

        (a)   The Company has all necessary corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Offer, the Merger and the other transactions contemplated hereby. Assuming the accuracy of the representations set forth in Section 5.10, the execution and delivery of this Agreement by the Company and the Offer, the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize the execution and delivery of this Agreement or to consummate the Offer, the Merger and the other transactions contemplated hereby (other than, with respect to the Merger, the filing of the Certificate of Merger with the Secretary of State), assuming the conditions of Section 251(h) of the DGCL have been satisfied. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Acquisition Sub and the accuracy of the representations set forth in Section 5.10, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor's rights, and by general equitable principles).

        (b)   At a meeting duly called and held prior to the execution of this Agreement at which all directors of the Company were present, the board of directors of the Company unanimously duly adopted resolutions (i) declaring that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company's stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of the DGCL, and (iii) recommending that the stockholders of the Company accept the Offer and tender their Common Stock to Acquisition Sub in the Offer (the "Company Recommendation"). At a meeting duly called and held prior to the execution of this Agreement, the board of directors (or the applicable members of the board of directors) of the Company took all actions as may be necessary under the Investor Agreement to authorize (and to approve and consent to) those parties to the Investor Agreement who are entering into a Support Agreement to enter into such Support Agreement and perform their respective obligations thereunder.

        Section 4.5    No Conflict; Required Filings and Consents.

        (a)   None of the execution, delivery and performance of this Agreement by the Company, the acceptance for payment or acquisition of shares of Common Stock pursuant to the Offer, the consummation by the Company of the Merger or any of the transactions contemplated by this Agreement, or the Company's compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both) (i) conflict with or violate the Certificate of Incorporation or By-laws (or equivalent organizational documents) of (A) the Company or (B) any of its Subsidiaries, (ii) assuming the consents, approvals and authorizations specified in Section 4.5(b) have been received and the waiting periods referred to therein have expired, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise in others to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to any note, bond, mortgage, indenture or credit agreement, or any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its

Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration or Lien that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (b)   None of the execution, delivery, and performance of this Agreement by the Company, the acceptance for payment or acquisition of shares of Common Stock pursuant to the Offer, the consummation by the Company of the Merger or any of the transactions contemplated by this Agreement, or the Company's compliance with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements of the Exchange Act, the Securities Act or Blue Sky Laws, (ii) applicable requirements under the HSR Act and applicable Antitrust Laws, (iii) the filing of the Certificate of Merger under the DGCL and (iv) applicable requirements of the rules of Nasdaq, and except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.6    Permits and Licenses; Compliance with Laws.     Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, waivers, concessions, registrations, notices, approvals, orders or other authorizations of any Governmental Authority necessary for the Company or any of its Subsidiaries to own, lease and operate the properties of the Company and its Subsidiaries or to carry on its business in all respects as it is now being conducted (the "Company Permits"), and no suspension or cancellation of any of the Company Permits is pending or threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or any of its Subsidiaries is, and since January 1, 2015 has not been, in conflict with, or in default or violation of, (i) any Laws or privacy, security or data policies applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (ii) any of the Company Permits, except in each case for any such conflicts, defaults or violations that, individually or in the aggregate, would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries will continue to have the use of and benefit of all Company Permits following consummation by the Company of the Merger or any of the transactions contemplated by this Agreement, except where the failure to have such Company Permits would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Company Permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of the Company or its Subsidiaries.

        Section 4.7    Company SEC Documents.

        (a)   Since January 1, 2015, the Company has filed with the SEC on a timely basis all material forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (the "Company SEC Documents"). As of their respective dates, or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such amendment or superseding filing, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time it was filed contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Company SEC Documents. No executive officer of the Company has failed to make the certifications required by him or her under Section 302 or 906 of the Sarbanes-Oxley Act, with respect to any Company SEC Document, except as disclosed in certifications filed with the Company SEC Documents.

        (b)   The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including in any notes thereto), (ii) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (iii) have been prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated therein or in the notes thereto) and (iv) have been prepared in all material respects in accordance with the books and records of the Company and its Subsidiaries.

        (c)   No Company Subsidiary is, nor has at any time since January 1, 2015 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

        Section 4.8    Disclosure Controls and Procedures.     The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company's disclosure controls and procedures are designed to ensure that information required to be disclosed in the Company's periodic reports filed or submitted under the Exchange Act (i) is recorded, processed, summarized and reported within the required time periods and (ii) is reliable, and includes those policies and procedures that: (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. The Company's management has completed an assessment of the effectiveness of the Company's system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2015, and such assessment concluded that such controls were effective and the Company's independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2015. Since January 1, 2015 through the date hereof, the Company has not identified and has not been advised by the Company's auditors of (i) significant deficiencies or material weaknesses (as defined by Public Company Accounting Oversight Board Interim Standard AU 325 parts 2 and 3) in the design or operation of internal control over financial reporting, which reasonably could adversely affect the Company's ability to record, process, summarize and report financial information or (ii) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.

        Section 4.9    Absence of Certain Changes or Events.     From December 31, 2015 through the date of this Agreement, (1) except for the negotiation, execution and delivery of this Agreement, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice in all material respects, (2) there has not been any event, development or state of circumstances that would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (3) except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has suffered any loss, damage, destruction, or other casualty affecting any of its properties or assets, whether or not covered by insurance.

        Section 4.10    No Undisclosed Liabilities.     Except (a) as disclosed or expressly reserved against in the Company's financial statements (as restated, if applicable) or the notes thereto included in the Company SEC Documents filed with the SEC on or after January 1, 2016 and publicly available on the SEC's Electronic Data-Gathering, Analysis and Retrieval system as of the fifth (5th) Business Day prior to the date hereof, (b) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of such financial statements and (c) for liabilities or obligations incurred in connection with an express provision of this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, other than those which would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company's or such Subsidiary's published financial statements or other Company SEC Documents.

        Section 4.11    Absence of Litigation.     There is no, and since January 1, 2015 there has not been, any claim, action, proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective officers, directors or managers (in their capacity as such), or any of their respective properties or assets at law or in equity, and there are no Orders, before any arbitrator or Governmental Authority, in each case as would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance, and since January 1, 2015 have been in compliance with, all settlement agreements and Orders to which the Company is a party or is otherwise subject and which remain in effect, except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.12    Employee Benefit Plans.

        (a)   Section 4.12(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan. The Company has made available to Parent and Acquisition Sub true and complete copies of (i) each material Company Benefit Plan; and (ii) with respect to each material Company Benefit Plan, to the extent applicable, (A) the most recent annual report on Form 5500 and all schedules thereto filed with respect to such Company Benefit Plan; (B) the most recent summary plan description; (C) the most recent actuarial report, financial statement or valuation report; (D) a current IRS opinion or favorable determination letter; (E) each insurance or group annuity contract, trust agreement, or other funding vehicle; and (F) a summary of any proposed material amendments or material changes anticipated to any Company Benefit Plan within the 12-month period following the date hereof.

        (b)   Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan has been operated and administered in accordance with its terms and applicable Law, including, ERISA and the Code. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, there are no actions, suits, audits or investigations by any Governmental Authority, termination proceedings or other claims (except routine claims for benefits payable under the Company Benefit Plans) pending or, to the Knowledge of the Company, threatened, against or involving any Company Benefit Plan or asserting any rights to or claims for benefits under any Company Benefit Plan.

        (c)   Except as set forth on Section 4.12(c) of the Company Disclosure Letter, no Company Benefit Plan is, and none of the Company, any of its Subsidiaries or any ERISA Affiliate of the Company or any of its Subsidiaries maintains, sponsors (or, has within in the last six years maintained or sponsored), is required to contribute to, or has any liability (including any contingent liability) with respect to, a (i) Multiemployer Plan, (ii) plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA or (iii) a plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

        (d)   Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the IRS or may rely on a favorable opinion letter issued by the IRS, and, to the Knowledge of the Company, nothing has occurred since the date of such determination or opinion letter that would reasonably be expected to result in a loss of such qualification. All contributions or other amounts payable under or in connection with each Company Benefit Plan required to have been made under the terms of such Company Benefit Plan or pursuant to applicable Law, including, ERISA and the Code have been made by the due date thereof (including any valid extension), except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

        (e)   Except as set forth on Section 4.12(e) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or together with any other event): (i) entitle any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries to any payment or benefit under any Company Benefit Plan; (ii) increase the amount of any compensation or other benefits otherwise payable by the Company or any of its Subsidiaries under any Company Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any compensation or other benefits under any Company Benefit Plan; or (iv) result in any "excess parachute payment" (within the meaning of Section 280G of the Code) becoming due to any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries.

        (f)    Each Company Benefit Plan that is a "nonqualified deferred compensation plan" within the meaning of Section 409A of the Code and associated Treasury Department guidance is in good faith operational compliance with Section 409A of the Code and associated Internal Revenue Service and Treasury Department guidance.

        (g)   Except as set forth on Section 4.12(g) of the Company Disclosure Letter, no Company Benefit Plan provides for post-retirement or other post-employment welfare benefits, other than as required by Section 4980B of the Code or as required by other applicable Law.

        (h)   Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, all Company Benefit Plans maintained pursuant to the Laws of a country other than the United States and all plans or arrangements applicable to employees outside of the United States that are mandated by applicable Law (i) have been maintained in accordance with applicable Law, (ii) that are intended to qualify for special Tax treatment meet all material requirements for such treatment, and (iii) that are required to be funded and/or book-reserved are funded and/or book-reserved on the accounting statements of the Company or applicable Subsidiary.

        Section 4.13    Labor Matters.     Except as set forth on Section 4.13 of the Company Disclosure Letter, there are no North America collective bargaining agreements or union contracts and no material international collective bargaining agreements, union contracts or works council arrangements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound and no such agreements are being negotiated by the Company or any of its Subsidiaries. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, there is no labor strike, slowdown or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employee of the Company or any of its Subsidiaries. To the

Knowledge of the Company, no individual who has performed services for the Company or any of its Subsidiaries has been improperly excluded from participation in any Company Benefit Plan. To the Knowledge of the Company, and except as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Subsidiary has incurred any current or contingent liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or as exempt rather than non-exempt, or with respect to any employee leased from another employer. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; and (ii) the Company and its Subsidiaries are, and since July 1, 2014 have been, in compliance with all applicable Laws with respect to employment, employment practices, equal employment opportunity, terms and conditions of employment, wages, hours, immigration control and the WARN Act.

        Section 4.14    Intellectual Property.

        (a)   Section 4.14(a) of the Company Disclosure Letter sets forth a complete and accurate list of all Registered IP contained in the Company Owned Intellectual Property. Except as set forth on Section 4.14(a) of the Company Disclosure Letter, the Company and its Subsidiaries exclusively own, free and clear of all Liens other than Permitted Liens, the items listed on Section 4.14(a) of the Company Disclosure Letter, and, to the Knowledge of the Company, own or have the right to use in the manner currently used by the Company and its Subsidiaries all other Intellectual Property Rights used in connection with the business of the Company and its Subsidiaries as currently conducted, except as would not reasonably be expected to be material to the Company and its Subsidiaries. All material Registered IP contained in the Company Owned Intellectual Property is subsisting and unexpired, and to the Knowledge of the Company, there are no facts or circumstances that would render invalid or unenforceable, or materially restrict the scope of, any material Registered IP contained in the Company Owned Intellectual Property.

        (b)   Except as set forth on Section 4.14(b) of the Company Disclosure Letter, (i) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is currently infringing, misappropriating, or otherwise violating any Intellectual Property Right of any other person in any material respect; and (ii) in the thirty-six (36) months prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice (including cease-and-desist letters and invitations to take a patent license) alleging any material infringement, misappropriation, or violation of any Intellectual Property Right of another person.

        (c)   Except as set forth on Section 4.14(c) of the Company Disclosure Letter, no person is currently infringing, misappropriating or otherwise violating any Company Owned Intellectual Property except as would not have individually or in the aggregate, a Company Material Adverse Effect. In the past thirty-six (36) months, neither the Company nor any of its Subsidiaries has made any written claim, demand, notice, cease and desist, or other notification with respect to infringement, misappropriation, or other violation of any material Company Owned Intellectual Property against any person.

        (d)   Except as set forth in Section 4.14(d) of the Company Disclosure Letter and except as would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries distributes, uses, makes available or licenses to any other person any Company Software that is material to the conduct of the business of the Company that is subject to a license for, or contains or is derived from Open Source Software in a manner that would require any source code of such material Company Software to be disclosed, licensed for free, publicly distributed or dedicated to the public.

        (e)   In the thirty-six (36) months prior to the date of this Agreement, there has been no failure or breakdown of, or unauthorized access to or unauthorized use of, any core information technology systems or material data of the Company or any of its Subsidiaries that has resulted in a material disruption or material interruption in the operation of the business of the Company or any of its Subsidiaries, except that which has been repaired or remedied without material cost or liability to the Company or any of its Subsidiaries. The Company and its Subsidiaries have in place commercially reasonable disaster recovery and business continuity plans and procedures.

        (f)    Except as would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have implemented reasonable procedures to prevent, detect and mitigate data security breaches and unauthorized access or unauthorized use of the Company's and its Subsidiaries' information technology systems and transactions executed thereby.

        Section 4.15    Taxes.     (i) The Company and each of its Subsidiaries have prepared (or caused to be prepared) and timely filed (or caused to be timely filed), taking into account any extension of time within which to file, all material Tax Returns required to be filed by or with respect to any of them, and all such Tax Returns are true, correct and complete in all material respects; (ii) the Company and each of its Subsidiaries have paid all material Taxes that are required to be paid by any of them, whether or not shown as due on any Tax Return (including any Taxes required to be withheld from amounts owing to any employee, creditor or third party), except with respect to matters contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the Company's financial statements included in the Company SEC Documents; (iii) as of the date of this Agreement, there are no pending, or, to the Knowledge of the Company, threatened, audits, examinations, investigations or other proceedings in respect of any material Taxes; (iv) no material deficiency with respect to Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries, except for deficiencies that have been satisfied, settled or withdrawn or for which adequate reserves have been established; (v) there are no Liens for material Taxes on any of the assets of the Company or any of its Subsidiaries, other than Permitted Liens; (vi) neither the Company nor any of its Subsidiaries has constituted a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement; (vii) neither the Company nor any of its Subsidiaries has entered into any "reportable transaction" (other than a "loss transaction") within the meaning of Treasury Regulations Section 1.6011-4(b); (viii) within the last five (5) years, no claim has been made in writing by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary, as the case may be, is or may be subject to material taxation by that jurisdiction; (ix) the federal income Tax Returns of the Company and each of its Subsidiaries have been examined by the applicable Governmental Authority (or the applicable statute of limitations for the assessment of Taxes for such periods has expired) for all periods through and including December 31, 2009, and the Company and each of its Subsidiaries have not waived any statute of limitations with respect to a material Tax or agreed to any extension of time with respect to a material Tax assessment or deficiency (in each case, that has not yet expired), and no request for any such waiver or extension is currently pending; (x) neither the Company nor any of its Subsidiaries has any material liability for the Taxes of another person pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or by reason of (A) being a member of an affiliated, consolidated, combined or unitary group or otherwise as a transferee or successor or (B) being party to any Tax sharing, allocation or indemnification agreement or other similar agreement (other than (1) any such agreements solely between the Company and its Subsidiaries, (2) customary Tax indemnification provisions in commercial contracts entered into in the ordinary course of business and not primarily related to Taxes or (3) any such agreement to pay property Taxes with respect to leased properties); (xi) neither the Company nor any of its Subsidiaries will be required to include material amounts in income, or exclude material items of deduction, in a taxable period ending after the Closing Date as a result of (a) a change in method of accounting occurring prior to the Closing Date, (b) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (c) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code, (d) a "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed prior to the Closing Date or (e) an election under Section 108(i) of the Code; and (xii) neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

        Section 4.16    Material Contracts.

        (a)   Except as set forth in Section 4.16 of the Company Disclosure Letter, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any:

          (i)    "material contract" (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC);

          (ii)   contract or instrument relating to Financial Indebtedness with a principal amount in excess of $1,000,000 or relating to any interest rate, currency or commodity derivatives or hedging transactions for which the aggregate exposure is reasonably expected to be in excess of $1,000,000;

          (iii)  contract to which the Company is a party that materially restricts the Company from engaging or competing in any line of business or in any geographic area, or which would so restrict the Company following a change in control of the Company;

          (iv)  contract with any Governmental Authority currently in effect that generated annual revenues in excess of $1,000,000 in the most recently completed fiscal year;

          (v)   contract for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property (excluding sales in the ordinary course of business) in an amount in excess of $5,000,000 within the past five (5) years;

          (vi)  contract relating to settlement of any administrative or judicial proceedings within the past three (3) years that results in the payment of monetary damages in excess of $1,000,000, excluding payments made through insurance proceeds;

          (vii) contract relating to any single or series of related capital expenditures by the Company or its Subsidiaries in excess of $3,000,000 within the past three (3) years;

          (viii)  joint venture agreement to which the Company or any of its Subsidiaries is a party and has an equity ownership interest;

          (ix)  contract (A) providing for the disposition or acquisition of any assets, business, securities or otherwise outside the ordinary course of business by the Company or any of its Subsidiaries or for consideration in excess of $1,000,000, or (B) pursuant to which the Company or any of its Subsidiaries has any ownership interest in any other person or other business enterprise, other than other Subsidiaries of the Company, that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, in each case other than contracts for transactions that have closed and non-binding letters of intent following which there is no related activity thereto;

          (x)   license, sublicense, development agreement, or other agreement under which the Company or any of its Subsidiaries has granted or received any rights in any Intellectual Property Rights (other than non-exclusive licenses or other rights granted to suppliers and customers in connection with the sale or manufacture of Company products in the ordinary course of business), in each case (A) that are material to the business of the Company and its Subsidiaries; or (B) that require recurring payments of more than $1,000,000 per year; in each case other than licenses to commercial off-the-shelf software available for a fee of not more than $100,000;

          (xi)  contract with the ten largest customers and the ten largest suppliers of the Company, as measured by the dollar amount of purchases therefrom or thereby, during the most recently completed fiscal year; or

          (xii) contract in connection with any acquisition or disposition entered into since January 1, 2011 pursuant to which the Company has any continuing "earn-out" or other contingent payment obligations.

        Each contract of the type described in this Section 4.16 is referred to herein as a "Company Material Contract."

        (b)   Neither the Company nor any Subsidiary of the Company is or is alleged to be in breach of or default under the terms of any Company Material Contract where such breach or default would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company and, to the Knowledge of the Company, is in full force and effect, except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        Section 4.17    Opinion of Financial Advisor.     The Company Board has received the written opinion of Barclays and the written opinion of Citi on or prior to the date of this Agreement, to the effect that, as of the date of such opinions, and based upon and subject to the matters in the opinions, the Merger Consideration to be paid to the holders of outstanding Common Stock is fair, from a financial point of view, to such holders.

        Section 4.18    Brokers.     No broker, finder or investment banker other than Barclays, Citi and RBC is entitled to any brokerage, finder's or other fee or commission in connection with the Offer or the Merger based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent an accurate description of the fees and expenses payable to each of Barclays, Citi and RBC.

        Section 4.19    Real Property.

        (a)   Section 4.19(a) of the Company Disclosure Letter lists all real property owned by the Company and its Subsidiaries (the "Owned Real Property"). The Company or one of its Subsidiaries has good and marketable fee title to the Owned Real Property, free and clear of all Liens other than Permitted Liens.

        (b)   Section 4.19(b) of the Company Disclosure Letter lists all material real property leased, subleased or subject to other agreements under which the Company uses or occupies or has the right to use or occupy such real property (collectively, the "Leased Real Property" and the leases, subleases or other agreements related to the Leased Real Property, the "Company Leases"). Each Company Lease is not subject to any Lien that is not a Permitted Lien and, to the Knowledge of the Company, is in full force and effect, and neither the Company nor any of its Subsidiaries is in breach of or default under, or has received written notice of any breach of or default under, any Company Lease, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by any party thereto, except, in each case, for such breaches or defaults that have not had and are not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (c)   From January 1, 2015 through the date of this Agreement, the Company has not received written notice of any pending or threatened condemnations, annexation, special assessments, zoning or subdivision changes, or other adverse claims affecting any parcel of real property owned or leased by the Company, except as have not had and would not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.20    Insurance.     Section 4.20 of the Company Disclosure Letter contains a true and complete listing of the material policies of insurance that are currently in effect and maintained by or on behalf of the Company and its Subsidiaries. Except as would not be, or would not reasonably be expected to be, individually or in the aggregate, material to the Company or its Subsidiaries, taken as a whole, all material policies of insurance maintained by the Company or any of its Subsidiaries are in full force and effect, no notice of cancellation has been received with respect to such policies (other than in connection with ordinary renewals) and there is no existing default or event which, with the giving of notice of lapse of time or both, would constitute a default, by any insured thereunder. As of the date hereof, (i) there is no material claim by the Company or any of its Subsidiaries pending under any such policies as to which coverage has been denied or disputed in writing by the applicable insurer, and (ii) neither the Company nor any of its Subsidiaries has received either any written notice of any violation of, or non-compliance with, any insurance policy or any written notice that could reasonably be expected to be followed by a written notice of cancellation or non-renewal of any insurance policy. All premiums due and payable under all such policies have been paid and the Company or a Subsidiary of the Company, as applicable, is in compliance with the terms and conditions of such policies other than non-compliance which would not be, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

        Section 4.21    Environmental Matters.     Except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect:

        (a)   The Company and its Subsidiaries are, and since January 1, 2011 have been, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Environmental Permits required for the operation of the business as currently conducted of the Company and its Subsidiaries, and, to the Knowledge of the Company, there is no reasonable basis for any revocation, non-renewal, or adverse modification of any such Environmental Permits.

        (b)   The Company and its Subsidiaries are not subject to any pending or, to the Knowledge of the Company, threatened, claim, action, or proceeding alleging non-compliance with or liability under Environmental Laws or regarding any Hazardous Substances.

        (c)   The Company and its Subsidiaries are not subject to any pending or, to the Knowledge of the Company, threatened, investigations or written requests for information, which could reasonably be expected to result in the Company or any of its Subsidiaries incurring liabilities under Environmental Laws.

        (d)   The Company and its Subsidiaries have not released any Hazardous Substance at any Owned Real Property, Leased Real Property or any other location for which the Company or any of its Subsidiaries may be liable, and to the Knowledge of the Company, Hazardous Substances are not otherwise present at any location in quantities or concentrations that could reasonably be expected to result in the Company or of any of its Subsidiaries incurring liability under any applicable Environmental Law to, or to interfere with the operation of the business of, the Company or any of its Subsidiaries.

        (e)   The Company and its Subsidiaries have not assumed or retained any liabilities by contract or, to the Knowledge of the Company, by operation of Law, under any Environmental Law or regarding any Hazardous Substances.

        (f)    The Company has made available to Parent all material reports of any environmental audits, site assessments, reviews or studies, site investigation or remediation, or other similar documents, that contain material information with respect to (i) the Company or any of its Subsidiaries, (ii) Owned Real Property, (iii) Leased Real Property or (iv) any formerly owned, operated or leased real property that, solely for purposes of this clause (iv), the Company has Knowledge of any on-going material liabilities incurred under Environmental Laws, to the extent such documents are within the possession or control of the Company or, to the Knowledge of the Company, the possession or control of any of its Subsidiaries.

        (g)   The representations and warranties in this Section 4.21 are the sole and exclusive representations and warranties of the Company and its Subsidiaries with respect to environmental matters, including matters relating to Environmental Laws.

        Section 4.22    Anti-Corruption and Anti-Bribery Laws.     None of the Company, any of its Subsidiaries, or any of their respective directors or officers, or, to the Knowledge of the Company, its agents, employees, consultants, or other representatives (in each case acting in their capacities as such) has, since January 1, 2011, in connection with the operation of their respective businesses directly or indirectly, (i) taken any act that would violate, or that would cause the Company or any of its Subsidiaries to be in violation of, the United States Foreign Corrupt Practices Act, the UK Bribery Act 2010, or any other applicable anti-corruption or anti-bribery Law or regulation; (ii) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (iii) made, offered, promised, or authorized the payment of any money, or given, offered to give, promised to give, or authorized the giving of anything of value to any Government Official for purposes of (A) influencing any act or decision of any Government Official in his or her official capacity, (B) inducing any Government Official to do or omit to do any act in violation of his or her lawful duty, (C) securing any improper advantage, or (D) inducing any Government Official to influence or affect any act or decision of any Governmental Authority, in each case for the purpose of obtaining or retaining business or directing business to any person; (iv) made any payment to any customer or supplier, or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (v) made, offered, agreed, or requested, or taken any act, in furtherance of any unlawful bribe or other unlawful benefit, including, any unlawful rebate, payoff, influence payment, kickback, or other unlawful payment or benefit; or (vi) taken any action or made any omission in violation of any applicable Law governing imports into or exports from the United States or any foreign country, or relating to corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts, or any regulation, ruling, rule, order, decision, writ, judgment, injunction, or decree of any governmental authority issued pursuant thereto, in each case, except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.23    Sanctions.     Neither the Company nor any of its Subsidiaries, nor any of their respective directors or officers, or, to the Knowledge of the Company, its agents, employees, consultants, or other representatives (in each case acting in their capacities as such) or Affiliates is, or is owned or controlled by a person that is, (i) currently the subject or the target of any sanctions administered or enforced by the United States government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury ("OFAC") or the U.S. Department of State, and including, without limitation, the designation by OFAC as a "Specially Designated National" or "Blocked Person"), the United Nations Security Council, the European Union, Her Majesty's Treasury, or any other applicable sanctions authority (collectively, "Sanctions"), nor (ii) located, organized, or resident in a country or territory that is the subject or target of Sanctions, including, without limitation, Cuba, Iran, North Korea, Sudan, Syria, or the Crimea region of Ukraine (each, a "Sanctioned Country"). To the Knowledge of the Company, since January 1, 2011, the Company and its Subsidiaries have not engaged in, and are not now engaged in, any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

        Section 4.24    Schedule 14D-9.     The information supplied by the Company expressly for inclusion or incorporation by reference in the Offer Documents (and any amendment thereof or supplement thereto), will not, when filed with the SEC, when distributed or disseminated to the Company's stockholders, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Schedule 14D-9, and all amendments thereto, and any other document required to be filed with the SEC or required to be distributed or otherwise disseminated to the Company's stockholders in connection with the transactions contemplated hereby, will comply as to form in all material respects with the provisions of all applicable federal securities Laws, as the case may be, and will not, when filed with the SEC, when distributed or disseminated to the Company's stockholders, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 or any other document filed or distributed by the Company based on information furnished by Parent or Acquisition Sub in writing expressly for inclusion therein.

        Section 4.25    No Rights Agreement; Takeover Statute.     As of the date of this Agreement, the Company is not party to a stockholder rights agreement, "poison pill" or similar anti-takeover agreement or plan. Prior to the date of this Agreement, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to this Agreement, the Offer, the Merger and the transactions contemplated hereby. To the Knowledge of the Company, no other state takeover statute or similar statute or regulation applies to or purports to apply to this Agreement, the Offer or the Merger or the other transactions contemplated hereby.

        Section 4.26    Transactions with Affiliates.     None of the Company or any of its Subsidiaries is a party to any transaction or contract between the Company or any of its Subsidiaries, on the one hand, and any affiliate (other than any Subsidiary of the Company), stockholder that beneficially owns 5% or more of the Company's outstanding common stock or director or executive officer of the Company or any of its Subsidiaries (other than employment, benefit or equity arrangements), on the other hand, and no event has occurred since the date of the Company's last proxy statement to its stockholders that, in each case would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

        Section 4.27    No Other Representations or Warranties.     Except for the representations and warranties contained in this Article IV as of the date hereof and as contemplated by subsection (c)(ii) of Annex I, neither the Company nor any other person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses or with respect to any other information provided to Parent or Acquisition Sub in connection with the transactions contemplated hereby, including the accuracy, completeness or currency thereof and the Company disclaims any other representations and warranties, whether made by the Company or any of its Affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties expressly contained in this Article IV (as modified by the Company Disclosure Letter), or in any certificate delivered pursuant to this Agreement to Parent or Acquisition Sub in connection with the consummation of the Offer or the Merger, all of which Parent and Acquisition Sub are relying upon, the Company hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Parent, Acquisition Sub or their respective affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parent or Acquisition Sub by any director, officer, employee, agent, consultant, or representative of the Company or any of its affiliates). The Company makes no representations or warranties to Parent or Acquisition Sub regarding the probable success or profitability of the business.

        Section 4.28    Acknowledgement of Disclaimer of Other Representations and Warranties.     Except for the representations and warranties contained in Article V or in any certificate delivered pursuant to this Agreement to the Company in connection with the consummation of the Offer or the Merger, the Company acknowledges that neither Parent, Acquisition Sub nor any person on behalf of Parent or Acquisition Sub makes any other express or implied representation or warranty with respect to Parent or Acquisition Sub or their respective businesses or with respect to any other information made available to the Company or any of its affiliates in connection with the transactions contemplated by this Agreement. Neither Parent, Acquisition Sub nor any other person has made or is making any representation or warranty with respect to, or will have or be subject to any liability to the Company or any other person resulting from, the distribution to the Company, or the Company's use of, any such information unless and then only to the extent of the representations and warranties contained in Article V.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

        Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Company as of the date hereof as follows:

        Section 5.1    Organization and Qualification; Subsidiaries.     Each of Parent and Acquisition Sub is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the laws of its jurisdiction of organization or formation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not be material to Parent and its Subsidiaries, taken as a whole. Each of Parent and Acquisition Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification or licensing, except for such failures to be so qualified or licensed and in good standing that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 5.2    Certificate of Incorporation, By-Laws, and Other Organizational Documents.     Parent has made available to the Company a complete and correct copy of the certificate of incorporation, articles of association, by-laws (or equivalent organizational documents), and other organizational documents, each as amended to date, of each of Parent and Acquisition Sub (collectively, "Parent Organizational Documents"). The Parent Organizational Documents are in full force and effect. Neither of Parent nor Acquisition Sub is in violation of any provision of the Parent Organizational Documents, as applicable, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 5.3    Authority Relative to Agreement.     Each of Parent and Acquisition Sub has all necessary power and authority to execute and deliver this Agreement and the Funding Documents, to perform its obligations hereunder and to consummate the Offer, the Merger and the other transactions contemplated hereby other than the Parent Shareholder Approval. The execution and delivery of this Agreement and the Funding Documents by Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the Offer, the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of Parent and Acquisition Sub and no other corporate proceedings on the part of Parent or Acquisition Sub are necessary to authorize the execution and delivery of this Agreement and the Funding Documents or to consummate the Offer, the Merger and the other transactions contemplated hereby other than the Parent Shareholder Approval and, with respect to the Merger, the adoption of this Agreement by Parent in its capacity as the sole stockholder of Acquisition Sub, which adoption shall occur immediately following the execution of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Acquisition Sub and, assuming the due authorization, execution and delivery by the Company, this Agreement and the Funding Documents constitute a legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against Parent and Acquisition Sub in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor's rights, and by general equitable principles).

        Section 5.4    No Conflict; Required Filings and Consents.

        (a)   The execution and delivery of this Agreement and the Funding Documents by Parent and Acquisition Sub does not, and the performance of this Agreement by Parent and Acquisition Sub will not, (i) conflict with or violate the certificate of incorporation, articles of association, by-laws (or equivalent organizational documents) of (A) Parent or (B) Acquisition Sub, (ii) assuming the consents, approvals and authorizations specified in Section 5.4(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to Parent or Acquisition Sub or by which any property or asset of Parent or Acquisition Sub is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Acquisition Sub pursuant to, any note, bond, mortgage, indenture or credit agreement, or any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Acquisition Sub is a party or by which Parent or Acquisition Sub or any property or asset of Parent or Acquisition Sub is bound or affected, other than, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences of the type referred to above which would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        (b)   The execution and delivery of this Agreement and the Funding Documents by Parent and Acquisition Sub do not, and the consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement and the Funding Documents will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements of the UKLA, Exchange Act, the Securities Act, Blue Sky Laws, the HSR Act, applicable Antitrust Laws, filing and recordation of appropriate merger documents as required by the DGCL and the rules of the London Stock Exchange, Nasdaq or other stock exchange, if applicable, and except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 5.5    Absence of Litigation.     As of the date hereof, there is no claim, action, proceeding, or investigation pending or, to the Knowledge of Parent, threatened against either Parent or Acquisition Sub or any of their respective properties or assets at law or in equity, and there are no Orders before any arbitrator or Governmental Authority, in each case as would have, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 5.6    Capitalization of Acquisition Sub.     As of the date of this Agreement, the authorized share capital of Acquisition Sub consists of 100 shares, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Acquisition Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Acquisition Sub does not have outstanding any option, warrant, right or other agreement pursuant to which any person other than Parent (or a direct or indirect wholly-owned Subsidiary of Parent) may acquire any equity interest of Acquisition Sub. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Offer, the Merger and the other transactions contemplated by this Agreement.

        Section 5.7    Parent Shareholder Approval.     The only vote of the securityholders of Parent required to approve the Parent Resolutions in accordance with applicable Law is the Parent Shareholder Approval. No other vote of the securityholders of Parent is required by Law, the governing documents of Parent or otherwise to adopt this Agreement and approve the transactions contemplated hereby.

        Section 5.8    Funds.

        (a)   Parent and Acquisition Sub will have as of the Acceptance Time and the Effective Time, sufficient cash on hand for the satisfaction of all of Parent's and Acquisition Sub's obligations under this Agreement, including the payment of the aggregate Offer Price and the Total Common Merger Consideration and the consideration in respect of the Company Options and Company Share Awards, and to pay all related fees and expenses and any other amounts contemplated by this Agreement to be paid by Parent or Acquisition Sub. Parent's and Acquisition Sub's obligations hereunder are not subject to a condition regarding Parent's or Acquisition Sub's obtaining of funds to consummate the transactions contemplated by this Agreement (other than the Rights Issue Listing Condition).

        (b)   As of the date of this Agreement, Parent has entered into each of the Underwriting Agreement and the New Facilities Agreement.

        (c)   There is no agreement, circumstance, event, matter or thing which is in existence or continuing or could reasonably be expected to occur, in each case relating to Parent and each of its Affiliates which could restrict or prohibit the availability, drawing, receipt or application of funds equal to the Required Amounts in the manner contemplated by this Agreement.

        (d)   Parent is not in breach of and, to the Knowledge of Parent, no matter exists which could reasonably be expected to give rise to a breach of any of the Funding Documents, nor is Parent aware (after due inquiry) of any current or anticipated event of default or termination event (howsoever described) under any of the same, in each case to the extent such breach, event of default or termination event could restrict or prohibit the availability, drawing, receipt or application of the funds equal to the Required Amounts in the manner contemplated by this Agreement.

        Section 5.9    Solvency.     Neither Parent nor Acquisition Sub is entering into this Agreement or the Offer Documents to which it is, or is specified to be, a party, with the intent to hinder, delay or defraud either present or future creditors. As of the Closing and immediately after giving effect to the transactions contemplated by this Agreement (including any debt and equity financings being entered into connection therewith) and assuming (x) the satisfaction of the conditions to Parent's obligations to consummate the Offer and the Merger as set forth herein and accuracy of the representations and warranties of the Company set forth in Article IV and (y) solely with respect to this Section 5.9, any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared in good faith based upon reasonable assumptions: (i) the fair saleable value (determined on a going concern basis) of the assets of Parent, Acquisition Sub and the Surviving Corporation and its Subsidiaries shall be greater than the total amount of their liabilities (including all contingent liabilities) as of such date; (ii) Parent, Acquisition Sub and the Surviving Corporation and its Subsidiaries shall be able to pay their debts as they become due; and (iii) Parent, Acquisition Sub and the Surviving Corporation and its Subsidiaries shall have adequate capital to carry on their businesses.

        Section 5.10    Parent Ownership of Company Securities.     Parent and its Subsidiaries do not own any shares of Common Stock or other securities of the Company or any options, warrants or other rights to acquire Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

        Section 5.11    Offer Documents.     The information supplied by Parent or Acquisition Sub expressly for inclusion or incorporation by reference in the Schedule 14D-9 (and any amendment thereof or supplement thereto), will not, when filed with the SEC, when distributed or disseminated to the Company's stockholders, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Offer Documents, and all amendments thereto, and any other document required to be filed with the SEC or required to be distributed or otherwise disseminated to the Company's stockholders in connection with the transactions contemplated hereby, will comply as to form in all material respects with the provisions of Rule 14d-3 of the Exchange Act or any other applicable federal securities laws, as the case may be, and will not, when filed with the SEC, when distributed or disseminated to the Company's stockholders, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that Parent and Acquisition Sub make no representation or warranty with respect to statements made in the Offer Documents or any other document filed or distributed by Parent or Acquisition Sub based on information furnished by or on behalf of the Company in writing expressly for inclusion therein.

        Section 5.12    No Other Representations or Warranties.     Except for the representations and warranties contained in this Article V as of the date hereof, neither Parent nor any other person on behalf of Parent makes any express or implied representation or warranty with respect to Parent or any of its Subsidiaries or their respective businesses or with respect to any other information provided to the Company or any of its Subsidiaries in connection with the transactions contemplated hereby, including the accuracy, completeness or currency thereof and Parent disclaims any other representations and warranties, whether made by Parent or any of its Affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties expressly contained in this Article V, or in any certificate delivered pursuant to this Agreement to the Company in connection with the consummation of the Offer or the Merger, all of which the Company and its Subsidiaries are relying upon, Parent hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Company, its Subsidiaries or their respective affiliates or representatives.

        Section 5.13    Acknowledgement of Disclaimer of Other Representations and Warranties.     Except for the representations and warranties contained in Article IV or in any certificate delivered pursuant to this Agreement to Parent or Acquisition Sub in connection with the consummation of the Offer or the Merger, each of Parent and Acquisition Sub acknowledges that neither the Company nor any person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses or with respect to any other information made available to Parent or Acquisition Sub in connection with the transactions contemplated by this Agreement. Neither the Company nor any other person has made or is making any representation or warranty with respect to, or will have or be subject to any liability to Parent, Acquisition Sub or any other person resulting from, the distribution to Parent or Acquisition Sub, or Parent's or Acquisition Sub's use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Acquisition Sub or their respective Representatives in the Data Room or management presentations or otherwise, unless and then only to the extent of the representations and warranties contained in Article IV.

ARTICLE VI

COVENANTS AND AGREEMENTS

        Section 6.1    Conduct of Business by the Company Pending the Merger.     The Company covenants and agrees that, between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (i) as required by applicable Law, provided Parent is given prior written notice and consulted with to the extent reasonably practicable and permitted by applicable Law, (ii) as consented to in writing by Parent, which consent shall not be unreasonably withheld, conditioned or delayed, (iii) as may be expressly required or expressly contemplated pursuant to this Agreement or (iv) as set forth in Section 6.1 of the Company Disclosure Letter, the business of the Company and its Subsidiaries shall be conducted only in, and such entities shall not take any action except in the ordinary course of business and in a manner consistent with past practice; and the Company and its Subsidiaries shall use their commercially reasonable efforts to (a) preserve intact in all material respects the Company's business organization and the assets of the Company and its Subsidiaries, (b) to keep available the services of their current officers and key employees, and (c) to maintain existing relationships and goodwill with Governmental Authorities, material customers and material suppliers, material landlords and licensors. Furthermore, the Company agrees with Parent that, except (1) as required by applicable Law, provided Parent is given prior written notice and consulted with to the extent reasonably practicable and permitted by applicable Law, (2) as consented to in writing by Parent, which consent shall not be unreasonably withheld, conditioned or delayed, (3) as may be expressly required or expressly contemplated pursuant to this Agreement or (4) as set forth in Section 6.1 of the Company Disclosure Letter, the Company shall not:

          (a)   amend or otherwise change, or permit any of its Subsidiaries to amend of otherwise change, the Certificate of Incorporation or By-laws of the Company or such similar applicable organizational documents of any of its Subsidiaries;

          (b)   split, combine, subdivide, reclassify, purchase, redeem, repurchase or otherwise acquire, issue, sell, pledge, dispose, encumber or grant any shares of its or its Subsidiaries' capital stock, any right to receive cash based on the value of its or its Subsidiaries' capital stock, or any options, warrants, convertible or exchangeable securities, stock-based performance units, equity awards denominated in shares of the Company's capital stock or other rights of any kind to acquire any shares of its or its Subsidiaries' capital stock or other rights to receive any economic interest of a nature accruing to the holders of Common Stock; provided, however, that (i) the Company may issue shares upon exercise or vesting of any Company Option or Company Share Award outstanding as of the date hereof and (ii) the Company may acquire shares of capital stock in connection with tax withholdings and exercise price settlements upon the exercise of Company Options and vesting of Company Share Awards, in each case, existing on the date hereof;

          (c)   declare, set aside, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company's or any of its Subsidiaries' capital stock, other than dividends or other distributions paid by any direct or indirect wholly owned Subsidiary of the Company to the Company or any other direct or indirect wholly owned Subsidiary of the Company;

          (d)   except as required pursuant to any Company Benefit Plan in effect as of the date hereof or as required by applicable Law, (i) increase the compensation or other benefits payable or to become payable to directors, executive officers, employees or independent contractors of the Company or any of its Subsidiaries, other than such increases to employees having a title below "Executive Role" (as defined below) in the ordinary course of business consistent with past practice not to exceed an aggregate increase of 3%, (ii) grant any severance or termination pay to, or enter into any severance agreement with any director, executive officer, employee or independent contractor of the Company or any of its Subsidiaries, other than payments of severance benefits pursuant to any Company Benefit Plan (including, for the avoidance of doubt, the Company's U.S. Severance Guidelines as in effect as of the date hereof or existing non-U.S. severance arrangements or programs including as set forth on Section 4.12(a) of the Company Disclosure Letter), (iii) enter into any employment agreement with any employee of the Company or any of its Subsidiaries other than (x) in the ordinary course of business with an employee having a title below "Executive Role" as defined in the Company's U.S. Severance Guidelines as in effect as of the date hereof) or (y) if terminable on less than thirty (30) days' notice without an express entitlement to the payment of severance benefits, (iv) hire any employee or retain any individual consultant with annual target cash compensation in excess of $400,000, (v) grant to any current or former director, executive officer, employee or independent contractor of the Company or any of its Subsidiaries any equity or equity-based award, (vi) establish, adopt, amend, enter into, or terminate any Company Benefit Plan or other plan, trust, fund, policy, agreement or arrangement for the benefit of any current or former directors, officers, employees or independent contractors or any of their beneficiaries, or (vii) adopt, enter into, establish, amend or terminate any collective bargaining agreement or other arrangement relating to union or organized employees;

          (e)   grant, confer or award options, convertible securities, restricted stock, restricted stock units or other rights to acquire any of its or its Subsidiaries' capital stock or any right to receive cash based on the value of its Subsidiaries' capital stock;

          (f)    acquire or permit its Subsidiaries to acquire (including by merger, consolidation, or acquisition of stock or assets) any entity, business or material portion of the assets of any person;

          (g)   (i) incur any Financial Indebtedness, or issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, except for (A) Financial Indebtedness incurred pursuant to the Credit Agreements up to $50,000,000 in the aggregate, and (B) any indebtedness among the Company and its Subsidiaries, or (ii) redeem, repurchase, prepay, defease, guarantee, cancel or otherwise acquire for value any such indebtedness, debt securities or warrants or other rights;

          (h)   (i) terminate, modify or amend any Company Material Contract or material Company Lease other than the expiration or renewal of any Company Material Contract or material Company Lease in accordance with its terms, or enter into any contract, agreement, or arrangement that would have been a Company Material Contract or material Company Lease if entered into prior to the date hereof, except in the ordinary course of business consistent with past practice or so long as such Company Material Contract or material Company Lease is terminable for convenience without any penalty, (ii) waive in any material respect any term of, or waive any material default under any Company Material Contract, or (iii) enter into any contract which contains a change of control or similar provision that would require a payment to the other party or parties thereto in connection with the Offer Closing, the Merger, or the other transactions contemplated herein (including in combination with any other event or circumstance);

          (i)    make any material change to its methods of accounting for financial accounting purposes in effect at December 31, 2015, except (i) as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), or (ii) as required by a change in applicable Law;

          (j)    except for transactions among the Company and its Subsidiaries or among the Company's Subsidiaries, sell, lease, license, transfer, exchange or swap, mortgage, abandon or allow to lapse or otherwise encumber or permit to be subject to any Lien (other than Permitted Liens) or otherwise dispose of any material portion of its properties, rights or assets, other than sale of goods in the ordinary course of business consistent with past practice or pursuant to any contract or other legal obligation existing as of the date of this Agreement (and after providing Parent prior written notice of such contract or obligation);

          (k)   make any loans, advances or capital contributions to or investments in any other person (other than its Subsidiaries) in excess of $1,000,000 in the aggregate other than pursuant to any contract or other legal obligation existing as of the date of this Agreement (and after providing Parent prior written notice of such contract or obligation);

          (l)    make or change or revoke any material Tax election, change any method of Tax accounting, change any Tax accounting period, file any material amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with respect to any material Tax, agree to an extension or waiver of the statute of limitations with respect to a material Tax claim or assessment or surrender any claim for a refund of a material amount of Taxes;

          (m)  adopt or enter into, or permit to be adopted or entered into, a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than the Merger;

          (n)   settle, pay, discharge or satisfy any claim, action, suit, proceeding or investigation against or regarding the Company or any of its Subsidiaries, whether civil, criminal, administrative or investigative, other than routine matters in the ordinary course of business or settlements that involve only the payment of monetary damages not in excess of $1,000,000 individually or $5,000,000 in the aggregate (excluding from such dollar thresholds amounts covered by any third-party indemnification provision in favor of the Company or any of its Subsidiaries to the extent supported by available escrowed funds or covered by any insurance policy of the Company or any of its Subsidiaries);

          (o)   amend in a manner that adversely impacts in any material respect the ability to conduct its business, or allow to lapse, any material Company Permits;

          (p)   fail to maintain in full force and effect material insurance policies of the Company or any of its Subsidiaries and their properties, businesses, assets and operations in a form and amount consistent with past practice in all material respects;

          (q)   enter into any collective bargaining agreement, except as required by applicable Law;

          (r)   make any capital expenditure that is not contemplated by the capital expenditure budget set forth in Section 6.1(r) of the Company Disclosure Letter (a "Non-Budgeted Capital Expenditure"), except that the Company may make any Non-Budgeted Capital Expenditure that, when added to all other Non-Budgeted Capital Expenditures made by the Company since the date of this Agreement, would not exceed $2,000,000 in the aggregate;

          (s)   enter into any new line of business other than product extensions or enter into any contract that materially restricts the Company from engaging or competing in any line or business or in any geographic area, or which would so restrict the Company following a change in control of the Company; or

          (t)    announce an intention to enter into, authorize or enter into, or permit any of its Subsidiaries to authorize or enter into, any written agreement or otherwise make any commitment to do any of the foregoing.

        Section 6.2    Appropriate Action; Consents; Filings.

        (a)   Subject to Section 6.4 and the terms and conditions of this Agreement, the parties hereto will cooperate with each other and use their respective reasonable best efforts (provided that in the case of clause (iii) below the parties will use their respective best efforts) to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as soon as practicable and to cause the conditions to the Offer and the Merger set forth in Annex I and Article VII to be satisfied, including (i) the obtaining and maintaining of all necessary or advisable actions or non-actions, consents, clearances, waivers and approvals from Governmental Authorities or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable or customary steps as may be necessary to obtain an approval from, or to avoid an action or proceeding by, any Governmental Authority or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement, (ii) the defending or contesting of any claims, actions, investigations, lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions performed or consummated by such party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, (iii) making or assisting with (as applicable) all filings and applications by Parent and its Affiliates required to obtain the Rights Admission and Readmission as promptly as practicable including in relation to the provision of comfort letters and bring-down procedures in connection therewith, and (iv) the execution and delivery of any additional instruments necessary to consummate the Offer and the Merger and other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement. Each of the parties hereto shall promptly (and in no event later than five (5) Business Days following the date that this Agreement is executed) make its respective filing under the HSR Act and the Competition Act (Canada) with respect to the transactions contemplated hereby. In addition, the parties shall mutually agree to make any and all other filings required pursuant to other Antitrust Laws as promptly as reasonably practicable following the date that this Agreement is executed.

        (b)   Each of Parent, Acquisition Sub and the Company agree to use reasonable best efforts to take (and to cause their Subsidiaries to take) promptly all steps necessary to avoid or eliminate each and every impediment and obtain all consents under any Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Authority, in each case with competent jurisdiction, so as to enable the parties to close the transactions contemplated by this Agreement as promptly as practicable. Each of Parent, Acquisition Sub and the Company shall respond as promptly as practicable to any inquiries received from any Governmental Authority under any Antitrust Laws for additional information or documentation and to all inquiries and requests received from either Governmental Authority.

        (c)   The Company and Parent shall use and cause their respective Subsidiaries to use reasonable best efforts to obtain any third party consents not covered by paragraphs (a) and (b) above that are necessary or desirable to consummate the Offer or the Merger. Each of the parties hereto will (i) keep the others informed of any developments with any Governmental Authority in respect of any filings, investigation or inquiry concerning the Offer or the Merger, (ii) furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions, and (iii) cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement. Each party shall promptly inform the other parties of any oral communication with any Governmental Authority regarding any filings therewith or the transactions contemplated hereby. Each party agrees not to initiate any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the transactions contemplated hereby unless it consults with the other party in advance and gives the other party the opportunity to attend any such meeting, or to participate in any such communications with, a Governmental Authority to the extent permitted by such Governmental Authority. Notwithstanding the foregoing, obtaining any non-Governmental Authority third-party consents pursuant to this Section 6.2(c) shall not be considered a condition to the obligations of Parent or Acquisition Sub to consummate the Offer or the Merger.

        Section 6.3    Access to Information; Confidentiality.

        (a)   From the date hereof to the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, to the extent permitted by applicable Law, the Company will (i) provide to Parent and its officers, directors, employees, accountants, consultants, legal counsel, investment bankers, financing banks, agents and other representatives (collectively, "Representatives") reasonable access during normal business hours to the Company's employees, properties, books, commitments, contracts and records and other information (including Tax Returns) as Parent may reasonably request regarding the business, assets, liabilities, employees and other aspects of the Company and instruct the Company's independent accountants to provide access to their work papers and such other information as Parent and Acquisition Sub may reasonably request and (ii) permit Parent and Acquisition Sub to make such inspections as they reasonably require; provided, however, that the Company shall not be required to provide access to any information or documents which would, in the reasonable judgment of the Company, (A) constitute a waiver of the attorney-client privilege, work product doctrine or other privilege held by the Company, (B) would violate an existing confidentiality obligation to or agreement with any person; or (C) otherwise violate any applicable Laws, provided further, that in the event any of the foregoing clauses (A) - (C) apply the parties shall work together in good faith to attempt to mitigate such restrictions so as to endeavor to find a way to allow disclosure of such information in a manner that would not constitute such a waiver or otherwise result in a violation of such an agreement or applicable Laws. Any investigation conducted pursuant to the access contemplated by this Section 6.3 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or result in damage or destruction of any property or assets of the Company or any of its Subsidiaries. Any access to the Company's properties shall be subject to the Company's reasonable security measures and insurance requirements and shall not include the right to perform invasive testing of soil or groundwater or other environmental media.

        (b)   The information provided pursuant to this Section 6.3 shall be used solely for the purpose of the Merger and the transactions contemplated hereby. The parties shall comply with, and shall cause their respective Representatives to comply with, all of their or their Affiliates' respective obligations under the Confidentiality Agreement, subject to Section 6.4(a).

        Section 6.4    Company Non-Solicitation; Company Change of Recommendation.

        (a)   The Company agrees that it and its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives to, immediately cease any discussions or negotiations with any persons that may be ongoing with respect to a Competing Proposal and, until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, not, directly or indirectly: (i) solicit, initiate or knowingly facilitate or encourage any inquiry or proposal with respect to the making of a Competing Proposal; (ii) participate in any negotiations regarding, or furnish to any person any nonpublic information with respect to, or otherwise cooperate in any way with any person with respect to, any Competing Proposal; (iii) engage in discussions with any person with respect to any Competing Proposal; (iv) approve or recommend any Competing Proposal; (v) enter into any letter of intent or similar document or any agreement or commitment providing for any Competing Proposal; (vi) take any action to make the provisions of any "fair price," "moratorium," "control share acquisition," "business combination" or other similar anti-takeover statute or regulation, or any restrictive provision of any applicable anti-takeover provision in the Certificate of Incorporation or By-laws of the Company, inapplicable to any person other than Parent and its Affiliates or to any transactions constituting or contemplated by a Competing Proposal or (vii) resolve or agree to do any of the foregoing or otherwise knowingly facilitate any effort or attempt by any person to make a Competing Proposal. The Company shall promptly after the date hereof (x) revoke or withdraw access of any person other than Parent and its Representatives to any data room (virtual or actual) containing any non-public information with respect to the Company or its

Subsidiaries previously furnished with respect to a Competing Proposal and (y) instruct each person other than Parent and its Representatives that has executed a confidentiality agreement (other than the Confidentiality Agreement) relating to a Competing Proposal or potential Competing Proposal with or for the benefit of the Company promptly to return to the Company or destroy all information, documents, and materials relating to the Competing Proposal or to the Company or its businesses, operations or affairs heretofore furnished by the Company or any of its Representatives to such person or any of its Representatives in accordance with the terms of any confidentiality agreement with such person, and shall use reasonable best efforts to enforce, and not waive without Parent's prior written consent, any standstill or similar provision in any confidentiality or other agreement with such person; provided that if the Company Board determines in good faith that it would be inconsistent with its fiduciary obligations under applicable Law not to do so, at any time prior to the Window Shop Deadline, the Company may waive any standstill or similar provisions in its agreements to the extent necessary to permit a person to make a Competing Proposal, conditioned upon such person agreeing to disclosure of such Competing Proposal to Parent and Acquisition Sub, in each case as contemplated by and subject to compliance with this Section 6.4.

        (b)   Notwithstanding the limitations set forth in Section 6.4(a), if after the date hereof the Company receives a bona fide written Competing Proposal that did not result from a breach of this Section 6.4 at any time prior to the Window Shop Deadline, but not after, which (i) constitutes a Superior Proposal or (ii) which the Company Board determines in good faith after consultation with the Company's outside legal and financial advisors could reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Superior Proposal, the Company may take the following actions: (x) furnish information to the third party making such Competing Proposal (provided, that substantially concurrently the Company makes available such information to Parent to the extent such information was not previously made available to Parent) and (y) engage in discussions or negotiations with the third party with respect to the Competing Proposal, in each case of clauses (x) and (y), if, and only if, prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement on terms no less favorable in the aggregate to the Company than the Confidentiality Agreement (an "Acceptable Confidentiality Agreement"), a copy of which shall be provided for informational purposes only to Parent; provided, however, that an Acceptable Confidentiality Agreement need not include any standstill or similar provision; and provided further, however, as promptly as reasonably practicable following the Company taking such actions as described in clauses (x) and (y) above, the Company shall provide written notice to Parent of such determination of the Company Board pursuant to clauses (i) or (ii) above. From and after the execution of this Agreement, the Company shall notify Parent of the receipt of any Competing Proposal, and (A) if it is in writing, deliver to Parent a copy of such Competing Proposal and any related draft agreements and other written material setting forth the terms and conditions of such Competing Proposal and the identity of the person making such Competing Proposal or (B) if oral, provide to Parent a detailed summary of the material terms and conditions thereof including the identity of the person making such Competing Proposal. The Company shall keep Parent reasonably informed on a prompt and timely basis of the status and material details of any such Competing Proposal and with respect to any material change to the terms of any such Competing Proposal. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any person following the date of this Agreement that prohibits the Company from providing such information to Parent or otherwise complying with the terms of this Agreement.

        (c)   Except as otherwise provided in Section 6.4(d), neither the Company Board nor any committee thereof may (i) withdraw or withhold, amend, modify or qualify in any manner adverse to Parent or Acquisition Sub the Company Recommendation or make any public announcement inconsistent with the Company Recommendation, or publicly propose to do any of the foregoing, (ii) approve, adopt, endorse, or recommend any Competing Proposal or any inquiry or proposal that would reasonably be expected to lead to a Competing Proposal (it being understood that the Company may make any factually accurate public statement that solely describes the Company's receipt of a Competing Proposal and the operation of this Agreement with respect thereto or any "stop, look and listen" communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act provided that any such disclosure includes the Company Recommendation without disclosing or effecting a Company Change of Recommendation), (iii) following the date any Competing Proposal or any material modification thereto is first made public, sent or given to the stockholders of the Company, fail to issue a press release that expressly reaffirms the Company Recommendation within five (5) Business Days following the Company's receipt of Parent's written request to do so (which request may only be made once with respect to any such Competing Proposal and each material modification thereto), (iv) fail to include the Company Recommendation in the Schedule 14D-9, or (v) except as expressly contemplated by Section 6.4(d), Section 6.4(f) or, if applicable, Section 6.4(g) cause or permit the Company to enter into any contract, letter of intent, memorandum of understanding, or agreement in principle regarding or providing for any Competing Proposal (other than an Acceptable Confidentiality Agreement) or requiring the Company to abandon, terminate, materially delay or fail to consummate the transactions contemplated by this Agreement (any action described in clause (i), (ii), (iii), (iv) or (v), whether taken by the Company, the Company Board or any committee thereof, being referred to as a "Company Change of Recommendation").

        (d)   Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Acceptance Time, if an event, fact, circumstance, development, change or occurrence that materially affects the business, assets or operations of the Company and that is unknown to the Company Board as of the date of this Agreement and reasonably should not have been known as of the date of this Agreement (such event, fact, circumstance, development, change or occurrence, a "Company Intervening Event", but in no event shall a Competing Proposal or the making thereof be a Company Intervening Event) becomes known to the Company Board, the Company Board may make a Company Change of Recommendation, if the Company Board has determined in good faith after consultation with the Company's outside legal advisors that the failure of the Company Board to make such Company Change of Recommendation would reasonably be likely to be inconsistent with the directors' exercise of their fiduciary duties under applicable Law; provided, however, that such Company Change of Recommendation may only be made (i) if the Company shall have provided prior written notice to Parent in advance of its intention to make a Company Change of Recommendation, including a description of the Company Intervening Event and the reasons for the Company Change of Recommendation (it being understood that the delivery of such notice shall not, in and of itself, be deemed a Company Change of Recommendation) and (ii) at a time that is after the third (3rd) Business Day following the Company's delivery to Parent of such notice, during which time Parent shall be entitled to deliver to the Company one or more proposals for amendments to this Agreement and, if requested by Parent, the Company shall negotiate with Parent in good faith with respect thereto, if the Company Board determines in good faith, after consultation with the Company's outside legal advisors, taking into account all amendments or revisions to this Agreement proposed by Parent, that the failure of the Company Board to make such Company Change of Recommendation still would reasonably be likely to be inconsistent with the directors' exercise of their fiduciary duties under applicable Law.

        (e)   Nothing in this Section 6.4 shall be deemed to prohibit the Company or its Subsidiaries from complying with Rule 14e-2, Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or to prohibit the Company from making any disclosure if the Company Board determines in good faith after consultation with the Company's outside legal advisors that the failure to do so would reasonably be likely to be inconsistent with the directors' exercise of their fiduciary duties under applicable Law, nor shall any such action be deemed to constitute a breach of the Company's obligations under this Agreement; provided, however, that nothing in this Section 6.4(e) shall permit the Company to effect a Company Change of Recommendation (including in compliance with Rule 14e-2,

Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or other applicable Law) without complying with Section 6.4(d).

        (f)    Except as provided in Section 6.4(g) and notwithstanding anything else to the contrary contained in this Agreement, if at any time prior to 2:00 p.m. (Eastern time) on Saturday, August 6, 2016 (the "Termination Intent Notice Deadline"), the Company receives a Competing Proposal which the Company Board determines in good faith, after consultation with outside legal counsel and its financial advisors, constitutes a Superior Proposal, then the Company Board may cause the Company to terminate this Agreement and enter into a binding written agreement (a "Superior Proposal Agreement") with respect to such Superior Proposal at any time prior to (but not after) 11:59 p.m. (Eastern time) on Saturday, August 6, 2016 (the "Window Shop Deadline") pursuant to Section 8.1(i); provided, however, that such termination shall only be effective if: (i) the Company shall have (x) complied with this Section 6.4 in all material respects and (y) provided written notice to Parent no later than the Termination Intent Notice Deadline of the Company's intention to terminate this Agreement, which notice shall include the terms of the Superior Proposal, including the final draft of the Superior Proposal Agreement and the identity of the person making such Competing Proposal (the "Termination Intent Notice"); (ii) except to the extent provided in Section 6.4(g), during the three (3) Business Day period immediately following the Company's delivery to Parent of the Termination Intent Notice (the "Negotiation Period"), the Company shall have, if requested by Parent, negotiated in good faith with respect to any proposals for amendments to this Agreement made by Parent; (iii) except to the extent provided in Section 6.4(g), within one (1) Business Day following the expiration of the Negotiation Period, the Company Board has determined in good faith, after consultation with the Company's outside legal and financial advisors, taking into account all amendments or revisions to this Agreement proposed by Parent, that the Competing Proposal remains a Superior Proposal; (iv) the Company has paid the Company Termination Fee to Parent upon the termination of this Agreement in accordance with the terms of this Agreement (in the event this Agreement is terminated pursuant to Section 8.1(i) on August 6, 2016, the Company Termination Fee shall be payable on August 8, 2016 in accordance with Section 6.4(g)); and (v) the Company enters into such Superior Proposal Agreement substantially concurrently with the termination of this Agreement (and in any event prior to the Window Shop Deadline). Any material amendment to such Competing Proposal, including any revision to price, shall require the Company to deliver to Parent a new Termination Intent Notice and again comply with the requirements of this Section 6.4(f) with respect to such revised Competing Proposal; provided, however, that in the case of such material amendment delivered after the initial Negotiation Period, the subsequent Negotiation Period shall expire one (1) Business Day following the date of Parent's receipt of such new Termination Intent Notice with respect to such revised Competing Proposal. For the avoidance of doubt, (i) a new Termination Intent Notice may not be made after the Termination Intent Notice Deadline, and (ii) the Company may simultaneously give notice of its intention both to make a Company Change of Recommendation and to terminate this Agreement to enter into a Superior Proposal Agreement and the notice and negotiation periods set forth in Section 6.4(d) and this Section 6.4(f) may pass simultaneously.

        (g)   In the event that the Company provides a Termination Intent Notice to Parent prior to the Termination Intent Notice Deadline and the Negotiation Period with respect to such Termination Intent Notice would not expire prior to the Window Shop Deadline but for the operation of this Section 6.4(g), then: (i) the Negotiation Period shall expire at 7:00 p.m. (Eastern time) on August 6, 2016; and (ii) the determination to be made by the Company Board pursuant to clause (iii) of Section 6.4(f) must be made in advance of the Window Shop Deadline. In the event that, in accordance with Section 6.4(f), the Company Board causes the Company to terminate this Agreement pursuant to Section 8.1(i) on August 6, 2016, it shall be a condition subsequent to the effectiveness of such termination that the Company has paid the Company Termination Fee to Parent on August 8, 2016.

        (h)   As used in this Agreement, "Competing Proposal" shall mean any bona fide proposal (other than a proposal or offer by Parent or any of its Subsidiaries) for (i) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (x) a person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership of securities representing more than 20% of the outstanding shares of any class of voting securities of the Company; or (y) the Company issues securities representing more than 20% of the outstanding shares of any class of voting securities of the Company; (ii) any direct or indirect sale, lease, exchange, transfer, acquisition or disposition of any assets of the Company and of the Subsidiaries of the Company that constitute or account for (x) more than 20% of the consolidated net revenues of the Company, consolidated net income of the Company or consolidated book value of the Company; or (y) more than 20% of the fair market value of the assets of the Company or (iii) any liquidation or dissolution of the Company.

        (i)    As used in this Agreement, "Superior Proposal" shall mean a Competing Proposal made after the date hereof (with all percentages in clause (i) of the definition of Competing Proposal increased to fifty percent (50%) and clause (ii) of such definition being deemed to refer to any direct or indirect sale, lease, exchange, transfer, acquisition or disposition of any assets of the Company and of the Subsidiaries of the Company that constitute all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole) that did not result from a breach of Section 6.4(a) or (b) and that is fully financed on terms that the Company Board determines in good faith, after consultation with the Company's outside financial and legal advisors, would be more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement, after taking into account any proposal by Parent in writing to amend or modify the terms hereof and all factors the Company Board acting in good faith considers to be appropriate, including (i) the identity of the person making such Competing Proposal and (ii) the consideration, terms, conditions, timing, likelihood of consummation, financing terms and legal, financial, and regulatory aspects of such Competing Proposal.

        Section 6.5    Parent General Meeting; Parent Change of Recommendation.

        (a)   Parent undertakes and agrees with the Company: (i) to publish the prospectus in connection with the Rights Issue and Readmission (the "Prospectus") which shall, subject to Section 6.5(f) below, correspond to the Agreed Prospectus; (ii) to prepare and publish any supplementary prospectus required in relation to the Prospectus by section 87G of the UK Financial Services and Markets Act 2000 (a "Supplementary Prospectus") without undue delay after any such requirement arises; (iii) to send a circular (the "Parent Circular") to its shareholders in connection with the Offer and the Rights Issue proposing (and validly convening the Parent General Meeting for the purpose of considering) the following shareholder resolutions in connection with the Offer (without limitation): (A) a resolution to approve the Offer for the purpose of Chapter 10 of the Listing Rules; (B) a resolution to authorize the directors of Parent to allot securities of Parent pursuant to the Rights Issue in accordance with section 551 of the Companies Act 2006; and (C) a resolution to authorize the directors of Parent to cancel the listing of securities of Parent on the premium listing segment of the Official List and to re-admit securities of Parent to the standard listing segment of the Official List and to trading on the London Stock Exchange's main market for listed securities (such resolutions, the "Parent Resolutions"); (iv) that the Parent Circular shall, subject to Section 6.5(f) below, correspond to the Agreed Parent Circular; (v) if any supplementary circular or document is required to be published in connection with the Offer and the Rights Issue or any variation or amendment thereto (a "Supplementary Circular"), to prepare and publish such Supplementary Circular without undue delay after any such requirement arises; (vi) that it shall publish the Prospectus no later than July 6, 2016 and post the Parent Circular to Parent's shareholders as soon as reasonably practicable and, in any event, no later than the first

Business Day after the date hereof, in each case in accordance with Law; (vii) to convene the Parent General Meeting no later than July 25, 2016; (viii) to procure that such persons within Parent as the UKLA may require accept responsibility for all the information in the Prospectus, any Supplementary Prospectus, the Parent Circular and any Supplementary Circular; (ix) to use its best efforts to procure that the conditions to the Underwriting Agreement are satisfied as soon as reasonably practicable; (x) to use its best efforts to procure that the conditions to the New Facilities Agreement are satisfied as soon as reasonably practicable; (xi) to comply with all of its obligations under the Underwriting Agreement and New Facilities Agreement in a timely manner; and (xii) not (without the prior written consent of the Company) to agree to amend or waive (or agree to waive) any provision of the Underwriting Agreement or the New Facilities Agreement or to terminate (or agree to terminate) the Underwriting Agreement of the New Facilities Agreement if such amendment or waiver could reasonably be expected to be prejudicial to the best interests of the Company and its shareholders.

        (b)   Parent shall notify the Company promptly: (i) of the result of the vote on the Parent Resolutions (and on any other resolution bearing on the Offer and/or the Rights Issue) at the Parent General Meeting (or adjournment thereof); (ii) in the event of any adjournment of any such meeting; and (iii) of any decision to reconvene an adjourned meeting or any decision or requirement to convene another general meeting in connection with the Offer or the Rights Issue.

        (c)   Parent undertakes and agrees with the Company: (i) not to adjourn the Parent General Meeting except to the extent required by law or the fiduciary duties of the directors of Parent or in accordance with the last sentence of Section 6.5(i); (ii) in the event of an adjournment of the Parent General Meeting, to reconvene the Parent General Meeting as soon as reasonably practicable; and (iii) that the Parent Resolutions will be the only resolutions on which the Offer and the Rights Issue are conditional and the passing or failure of any other resolution put to the Parent shareholders at the Parent General Meeting or any adjournment thereof shall not affect Parent's obligations with respect to the Offer and the Rights Issue set forth in this Agreement.

        (d)   Parent undertakes to and agrees with the Company that subject to Section 6.5(h) below and provided there has been no Company Change of Recommendation, the Parent Circular will contain an unqualified statement by the board of directors of Parent (the "Parent Board") (i) that the Parent Board has determined that the Offer is in the best interests of Parent shareholders as a whole, and (ii) recommending that shareholders vote in favor of the Parent Resolutions (the "Parent Recommendation").

        (e)   The Company consents to the inclusion of information relating to the Company in the Prospectus and the Parent Circular, in the form and context in which it is included in the Agreed Prospectus and the Agreed Parent Circular. Any Supplementary Circular shall be provided to the Company in advance of publication. The Company agrees to promptly correct any information provided by it for use in the Prospectus or the Parent Circular if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law, and Parent and Acquisition Sub agree to cause a Supplementary Prospectus or Supplementary Circular to be published or posted (as applicable), in each case as and to the extent required by all applicable Laws.

        (f)    The Company's prior written consent which shall not be unreasonably withheld, conditioned or delayed shall be required if and to the extent any amendments to the Prospectus or the Parent Circular or the publication of a Supplementary Prospectus or a Supplementary Circular: (i) could reasonably be expected to be prejudicial to the best interest of the Company and its shareholders or (ii) contain Confidential Information (as defined in the Confidentiality Agreement) except any Confidential Information set forth in the Offer Documents describing the Offer and the discussions between the parties hereto in relation to the Offer.

        (g)   If Acquisition Sub or Parent intends to amend the Prospectus or the Parent Circular or to publish a Supplementary Prospectus or a Supplementary Circular without the prior written consent of the Company and in compliance with Section 6.5(f) above, the Company and its counsel shall be given a reasonable opportunity to review and comment upon any such document before any such document is filed with the UKLA and before any such document is published. In addition, Acquisition Sub and Parent shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, Acquisition Sub and Parent or its counsel may receive from time to time from the SEC or the UKLA or their staff with respect to the Offer Documents, the Prospectus, the Parent Circular, a Supplementary Prospectus or a Supplementary Circular promptly after receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review and comment upon any such written responses and Acquisition Sub and Parent shall give due consideration to any additions, deletions or changes reasonably suggested thereto by the Company and its counsel. In the event that Acquisition Sub or Parent receives any comments from the SEC or the UKLA or their staff with respect to any such document, Acquisition Sub, Parent and the Company and their respective counsels shall each use all reasonable efforts to respond promptly to such comments and to use all reasonable efforts to take such other actions as may be reasonably necessary to resolve the issues raised therein.

        (h)   Except as otherwise provided in Section 6.5(d), neither the Parent Board nor any committee thereof may (i) withdraw or withhold, amend, modify or qualify in any manner adverse to the Company the Parent Recommendation or make any public announcement inconsistent with the Parent Recommendation, or publicly propose to do any of the foregoing, (ii) fail to include the Parent Recommendation in the Parent Circular, (iii) not publish the Parent Circular and the Prospectus substantially in the forms, respectively, of the Agreed Parent Circular and the Agreed Prospectus by July 6, 2016 or not hold the Parent General Meeting on or prior to July 25, 2016 (other than (A) where the same results from a breach by the Company of its obligations hereunder, (B) as a consequence of an event that can reasonably be considered to be a force majeure event or an emergency adjournment, provided that the meeting is promptly reconvened and Parent complies with clause (ii) of Section 6.5(c) above or (C) as the Company and Parent may otherwise agree); (iv) cause or allow Acquisition Sub not to file the Offer Documents (with terms and conditions as agreed in this Agreement) with the SEC on or before July 11, 2016 (other than (A) where the same results from a breach by the Company of its obligations hereunder, (B) as a consequence of an event that can reasonably be considered to be a force majeure event or emergency, provided that the Offer Documents are then published as soon as reasonable practicable or (C) as the Company and Parent may otherwise agree); or (v) except as expressly contemplated by Section 6.5(i) cause or permit Parent to enter into any contract, letter of intent, memorandum of understanding, or agreement in principle requiring Parent to abandon, terminate, materially delay or fail to consummate the transactions contemplated by this Agreement (any action described in clause (i), (ii), (iii), (iv) or (v), whether taken by Parent, the Parent Board or any committee thereof, being referred to as a "Parent Change of Recommendation").

        (i)    Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the time the Parent Shareholder Approval is obtained, if an event, fact, circumstance, development, change or occurrence that is a continuing Company Material Adverse Effect or that materially affects the business, assets or operations of Parent and that is unknown to the Parent Board as of the date of this Agreement and reasonably should not have been known as of the date of this Agreement (such event, fact, circumstance, development, change or occurrence, a "Parent Intervening Event") becomes known to the Parent Board, the Parent Board may make a Parent Change of Recommendation, if the Parent Board has determined in good faith after consultation with Parent's outside legal advisors that the failure of the Parent Board to make such Parent Change of Recommendation would reasonably be likely to be inconsistent with the directors' exercise of their fiduciary duties under applicable Law; provided, however, that such Parent Change of Recommendation may only be made (i) if Parent shall have provided prior written notice to the Company in advance of its intention to make a Parent

Change of Recommendation, including a description of the Parent Intervening Event and the reasons for the Parent Change of Recommendation (it being understood that the delivery of such notice shall not, in and of itself, be deemed a Parent Change of Recommendation) and (ii) at a time that is after the third (3rd) Business Day following Parent's delivery to the Company of such notice, during which time the Company shall be entitled to deliver to Parent one or more proposals for amendments to this Agreement and, if requested by the Company, Parent shall negotiate with the Company in good faith with respect thereto, if the Parent Board determines in good faith, after consultation with Parent's outside legal advisors, taking into account all amendments or revisions to this Agreement proposed by the Company, that the failure of the Parent Board to make such Parent Change of Recommendation still would reasonably be likely to be inconsistent with the directors' exercise of their fiduciary duties under applicable Law. Parent shall be entitled to adjourn the Parent General Meeting in accordance with paragraph (i) of Section 6.5(c) in the event that such notice referred to in the preceding sentence is delivered three Business Days or less prior to the date of the Parent General Meeting.

        Section 6.6    Directors' and Officers' Indemnification and Insurance.

        (a)   Parent and Acquisition Sub agree that all rights to exculpation and indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of any Indemnitee as provided in the Certificate of Incorporation or the By-laws (or comparable organization documents) of the Company or any of its Subsidiaries or in any agreement shall survive the Merger and shall continue in full force and effect with respect to such Indemnitee. Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) for a period of six years from and after the Effective Time (i) indemnify, defend and hold harmless, and advance expenses to, Indemnitees with respect to all acts or omissions by them, in their capacities as such, occurring at or prior to the Effective Time, to the fullest extent permitted by Delaware Law and (ii) not amend, repeal or otherwise modify any provisions of the Certificate of Incorporation or By-laws (or equivalent organizational documents) of the Company or any of its Subsidiaries as in effect on the date of this Agreement and any indemnification agreement of the Company or its Subsidiaries or other applicable contract that has been made available to Parent as in effect on the date of this Agreement in any manner that would adversely affect the rights thereunder of any Indemnitees.

        (b)   Without limiting the provisions of Section 6.6(a), during the period commencing as of the Effective Time and ending on the sixth anniversary of the Effective Time, Parent and the Surviving Corporation and its Subsidiaries will to the fullest extent permitted by Delaware Law: (i) indemnify, defend and hold harmless each Indemnitee against and from any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Indemnitee's capacity as a director or officer of the Company or any of its Subsidiaries occurring or alleged to have occurred at any time before or after the Effective Time; or (B) the Offer, the Merger, this Agreement and any transactions contemplated hereby; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys' fees) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be finally determined that such Indemnitee is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 6.6(b) or elsewhere in this Agreement, neither Parent nor the Surviving Corporation shall (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 6.6(b) unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnitees from all liability arising out of such claim, action, suit, proceeding or investigation.

        (c)   Prior to the Effective Time, the Company shall, in consultation with Parent, or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Acceptance Time to, obtain and fully pay the premium for the non-cancellable extension of the directors' and officers' liability coverage of the Company's existing directors' and officers' insurance policies and the Company's existing fiduciary liability insurance policies (collectively, the "D&O Insurance"), for a claims reporting or discovery period of six years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than (and otherwise comparable to) the coverage provided under the Company's existing policies; provided, that the premium for such "tail" insurance shall not exceed 300% of the annual premium currently paid by the Company. If the Company or the Surviving Corporation for any reason fail to obtain such "tail" insurance policies as of the Effective Time, (i) the Surviving Corporation shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company's current insurance carrier or with an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company's existing policies as of the date hereof, or (ii) Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Indemnitees who are insured under the Company's D&O Insurance with comparable D&O Insurance that provides coverage for acts or omissions occurring at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company's current insurance carrier, that is no less favorable than the existing policy of the Company; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium currently paid by the Company for such insurance; provided further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring at or prior to the Effective Time, for a cost not exceeding such amount; and provided, further that Parent may substitute therefor policies of an insurance carrier with the same or better credit rating as the Company's current insurance carrier, containing terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are no less favorable to any Indemnitee than the coverage provided under the Company's existing policies.

        (d)   The Indemnitees to whom this Section 6.6 applies shall be third party beneficiaries of this Section 6.6. The provisions of this Section 6.6 are intended to be for the benefit of each Indemnitee and his or her successors, heirs or representatives. Parent shall pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnitee in enforcing the indemnity and other obligations provided in this Section 6.6.

        (e)   The rights of each Indemnitee under this Section 6.6 shall be in addition to any rights such person may have under the Certificate of Incorporation or By-laws of the Company, the Surviving Corporation or any of its Subsidiaries, or under any applicable Law or insurance policy or under any agreement of any Indemnitee with the Company or any of its Subsidiaries.

        (f)    Notwithstanding anything contained in this Section 6.6 or Section 9.6 hereof to the contrary, this Section 6.6 shall survive the consummation of the Merger and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Corporation and its Subsidiaries, and shall be enforceable by the Indemnitees and their successors, heirs or representatives. In the event that Parent or the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of the Surviving Corporation's properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, shall succeed to the obligations set forth in this Section 6.6.

        Section 6.7    Notification of Certain Matters.     The Company shall promptly (and in any event within two (2) Business Days) notify Parent, and Parent shall promptly (and in any event within two (2) Business Days) notify the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement, the Offer, the Merger or the transactions contemplated hereby, or from any person alleging that the consent of such person is or may be required in connection with the Offer, the Merger or the transactions contemplated hereby, (b) any actions, suits, claims, investigations or proceedings commenced or, to such party's Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Agreement, the Offer, the Merger or the transactions contemplated hereby or which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement and (c) the discovery by such party of any fact, circumstance or event, the occurrence or non-occurrence of which could reasonably be expected, individually or taken together with all other existing facts, events and circumstances known to such party, to cause or result in any of the conditions of the obligations of such party to consummate the Merger or the Offer not to be satisfied or the satisfaction of which to be materially delayed. The delivery of any notice pursuant to this Section 6.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties or covenants of the parties or the conditions to the obligations of the parties hereunder.

        Section 6.8    Public Announcements.     Parent and the Company shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger or the Offer, and shall not issue any such press release or make any such public statement without the prior consent of the other (which consent shall not be unreasonably withheld or delayed), except as may be required by Law, court process or any listing agreement with or rules of Nasdaq, the London Stock Exchange or other stock exchange on which securities of Parent or the Company is listed; provided, that the Company may make any factually accurate public statement in accordance with the applicable provisions of Section 6.4(c); and provided further, that Parent and Acquisition Sub may make public statements regarding any Competing Proposal that has been made public or in response to public statements of any person recommending or encouraging stockholders of the Company not to tender their shares of Common Stock into the Offer, after consulting with the Company and considering in good faith any comments provided by the Company with respect to such public statements to the extent permitted by Law, court process or any listing agreement with or rules of Nasdaq or other stock exchange on which securities of Parent is listed. With respect to any such public statements to be delivered orally by or on behalf of Parent or the Company, including by conference call or webcast, this Section 6.8 shall be deemed satisfied if, to the extent practicable, the disclosing party gives advance notice of such disclosure to the other party, including copies of any talking points, scripts or similar documents, and consults with the other party and considers in good faith any comments provided by such other party with respect thereto; provided, further that the prior agreement of the other party shall be required with respect to such disclosures to the extent that the non-disclosing party reasonably determines that any disclosure would be materially adverse to the non-disclosing party and it is reasonably practicable for the disclosing party to seek such prior consent. Notwithstanding the foregoing, the restrictions set forth in this Section 6.8 shall not apply to any public statement made or proposed to be made by the Company or Parent in connection with or following a Company Change of Recommendation or Parent Change of Recommendation.

        Section 6.9    Employee Matters.

        (a)   The Surviving Corporation shall provide or cause to be provided to current employees of the Company and its Subsidiaries who continue as employees of the Surviving Corporation or Parent or any of their respective Subsidiaries following the Closing Date (a "Continuing Employee"), for a period of six (6) months following the Effective Time, (i) base wage or salary at a rate not less than the rate of such base wage or salary in effect immediately prior to the Effective Time, (ii) target incentive compensation opportunities (including equity and equity-based incentive compensation opportunities, for purposes of measuring such opportunities only) that are no less favorable than those provided to such Continuing Employee immediately prior to the Effective Time, and (iii) employee benefits (including, without limitation, retirement, health, welfare and fringe benefits) that are substantially comparable in the aggregate to those provided to Continuing Employees under the Company Benefit Plans as in effect at the Effective Time.

        (b)   Parent shall, and shall cause the Surviving Corporation to: (i) waive any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any welfare benefit plan of Parent or the Surviving Corporation that an employee of the Company or any of its Subsidiaries is eligible to participate in following the Effective Time to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such employee prior to the Effective Time under the relevant Company Benefit Plan in which such employee participated; (ii) provide each such employee with credit for any co-payments and deductible paid prior to the Effective Time (to the same extent such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements; and (iii) to the extent that any Continuing Employee is eligible to participate in any employee benefit plan of Parent, the Surviving Corporation or any of their Subsidiaries following the Effective Time, cause such plan to recognize the service of such Continuing Employee with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting, vacation entitlement and severance benefits (but not for benefit accrual under any defined benefit plan); provided, that the foregoing shall not apply to the extent it would result in any duplication of benefits for the same period of service.

        (c)   Without limiting the generality of Section 6.9(a), if on or during the two year period following the Acceptance Time, there occur circumstances that would give rise to eligibility for severance payments or benefits under the Severance Policy in accordance with its terms, Parent or the Surviving Corporation shall provide or cause to be provided to each such Continuing Employee the severance payments and benefits that such Continuing Employee would have received under the Severance Policy (and for the avoidance of doubt, such Continuing Employee shall be credited for all service with the Company, Parent, the Surviving Corporation and their respective Subsidiaries as provided in Section 6.9(b)).

        (d)   This Section 6.9 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.9, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Section 6.9. Without limiting the foregoing, no provision of this Section 6.9 will create any third party beneficiary rights in any current or former employee, director or consultant of the Company or any of its Subsidiaries in respect of continued employment (or resumed employment) or any other matter. Nothing in this Agreement shall be deemed to amend or modify any compensation or benefit plan, policy, agreement or arrangement sponsored or maintained by Parent, the Company or any of their respective Subsidiaries or Affiliates.

        Section 6.10    Acquisition Sub.     Parent will take all actions necessary to (a) cause Acquisition Sub to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Acceptance Time,

Acquisition Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness.

        Section 6.11    No Control of the Company's Business.     Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company's or its Subsidiaries' operations prior to the Acceptance Time. Prior to the Acceptance Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' operations.

        Section 6.12    Rule 16b-3.     Prior to the Acceptance Time, the Company may take such further actions, if any, as may be necessary or appropriate to ensure that the dispositions of equity securities of the Company (including derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 6.13    Stockholder Litigation.     Prior to the earlier of the Effective Time or the termination of this Agreement, the Company shall control the defense of any litigation brought by stockholders of the Company against the Company and/or its directors relating to the transactions contemplated by this Agreement, including the Offer and the Merger; provided, however, that the Company shall (i) promptly provide Parent with copies of all proceedings and correspondence relating to such litigation, (ii) give Parent the opportunity to participate with the Company regarding the defense or settlement of any such litigation, (iii) give due consideration to Parent's advice with respect to such litigation and (iv) not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any litigation arising or resulting from the transactions contemplated by this Agreement, or consent to the same without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed); provided, however, that Parent shall not be obligated to consent to any settlement that does not include a full release of Parent and its Affiliates, if applicable, or that imposes an equitable remedy upon Parent or its Affiliates (including, after the Effective Time, the Company). For the avoidance of doubt, following the Effective Time the defense of any such litigation brought by stockholders of the Company against the directors of the Company shall be controlled by such directors.

        Section 6.14    Stock Exchange De-listing.     Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to cause the delisting of the Company and of the Common Stock from Nasdaq as promptly as practicable after the Effective Time and the deregistration of the Common Stock under the Exchange Act as promptly as practicable after such delisting.

        Section 6.15    Rule 14d-10(d) Matters.     Prior to the Acceptance Time and to the extent permitted by Law, the Company (acting through the Company Board, its compensation committee or its "independent directors" as defined by Nasdaq Listing Rule 5605(a)(2) to the extent required) will take all such steps as may be required to cause each agreement, arrangement or understanding that has been or will be entered into by the Company or its Subsidiaries with any of its officers, directors or employees pursuant to which compensation, severance or other benefits is paid to such officer, director or employee to be approved as an "employment compensation, severance or other employee benefit arrangement" within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to otherwise satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

        Section 6.16    State Takeover Laws.     If any "control share acquisition," "fair price," "business combination" or other anti-takeover Laws becomes or is deemed to be applicable to this Agreement or any transaction contemplated by this Agreement, then Parent, the Company and their respective boards of directors or managers, as applicable, shall take all reasonable action necessary so that the Offer, the

Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate if possible, and otherwise to minimize, the effects of such statute or regulation on the Offer, the Merger and the other transactions contemplated hereby.

        Section 6.17    Funding.

        (a)   Parent represents, warrants and covenants that:

            (i)  the aggregate amount payable pursuant to the Payment Obligations (the "Required Amounts") will be funded by the expected net proceeds of the Rights Issue of approximately GBP 1,610,000,000 (the "Funds");

           (ii)  subject to the conditions set out in Section 4.3 (Certain Funds) of the New Facilities Agreement and unless a Major Default (as defined in the New Facilities Agreement) is continuing as of the Acceptance Time, one or more Major Representations (as defined in the New Facilities Agreement) is/are not true as of the Acceptance Time, or it is illegal for any Lender to perform any of its funding obligations under the New Facilities Agreement: (A) all conditions precedent to the availability of the facilities under the New Facilities Agreement to the extent required to facilitate the refinancing of the Existing Financing that will be outstanding as of the Effective Time (subject to compliance with Section 6.1(g)) have been satisfied or unconditionally waived in accordance with the terms of the New Facilities Agreement or will be satisfied as of the Acceptance Time; and (B) Parent will be unconditionally permitted to draw down and utilize the facilities under the New Facilities Agreement to the extent required to facilitate the refinancing of the Existing Financing that will be outstanding as of the Effective Time (subject to compliance with Section 6.1(g)); and

          (iii)  no fact, matter or circumstance exists as of the date hereof which would (x) cause any of the conditions set out in the Underwriting Agreement not to be capable of being satisfied or (y) give rise on the part of any party to the Underwriting Agreement to terminate it.

        (b)   Parent undertakes that it shall and shall procure that each of its Affiliates shall (in the case of paragraphs (ii) and (v) below, subject to the satisfaction or waiver of the Offer Conditions):

            (i)  take all necessary action (including exercising its rights and performing its obligations, and procuring that its Affiliates exercise their rights and perform their obligations, under the Funding Documents or which otherwise relate to the Funds) to ensure, so far as it is able, that the Required Amounts are transmitted and available to it in cleared funds as of the Acceptance Time and the Effective Time and otherwise in accordance with Law;

           (ii)  ensure that the Funds are freely available to be applied in accordance with the terms of this Agreement as of the Acceptance Time and the Effective Time;

          (iii)  comply in all respects with the terms of the Funding Documents where failure to do so would or could reasonably be expected to result in the Funds (or any part of them) being or becoming unavailable to be used in satisfying the Payment Obligations as contemplated by this Agreement;

          (iv)  take all action to prevent and, as appropriate, refrain from doing anything which is or could reasonably be expected to result in the Funds (or any part of them) being or becoming unavailable to be used in satisfying the Payment Obligations as contemplated by this Agreement;

           (v)  apply the Funds only in the manner contemplated in this Agreement in discharging the Payment Obligations;

          (vi)  promptly upon becoming aware of the same, to notify the Company of: (A) any termination, repudiation, rescission, amendment, variation or cancellation of, or any consent pursuant to, any Funding Document; or (B) any breach of a Funding Document which would or could reasonably be expected to result in the Funds being or becoming unavailable to be used in satisfying the Payment Obligations as contemplated by this Agreement;

         (vii)  notify the Company as soon as practicable if Parent becomes aware of any matter which would, or could be reasonably expected to, prejudice the ability of Parent or any of its Affiliates to receive or use the Funds in the manner contemplated in this Agreement, or result in the Funds being insufficient to discharge the Payment Obligations in full; and

        (viii)  not replace, amend, vary, waive, cancel (in full or in part), terminate, repudiate or rescind any of the Funding Documents or any of the terms applicable thereto, whether in whole or in part, or agree to do any of the foregoing, or take any action or fail to take any action which could have the same effect which (in each case) would, or could be reasonably expected to, prejudice the ability of Parent or any of its Affiliates to receive or use the Funds in the manner contemplated in this Agreement, or result in the Funds being insufficient to discharge the Payment Obligations in full.

        Section 6.18    Existing Financing.     The Company shall use, and shall cause its Subsidiaries to use, its commercially reasonable efforts to facilitate the prepayment and redemption of its Credit Agreements and other Existing Financing on or following the Effective Time (as requested by Parent), including using commercially reasonable efforts to cause its financing providers to provide customary payoff letters and security releases and return any stock certificates or possessory collateral that they hold. At the request of Parent, the Company shall deliver all notices and take all other actions to facilitate such prepayment and redemption, provided, that in no event shall this Section 6.18 require the Company or any of its Subsidiaries to cause such prepayment or redemption unless the Effective Time shall occur substantially concurrently and the Company or its Subsidiaries have received funds from Parent to pay in full all principal, interest, prepayment premiums, penalties, breakage costs, fees, expense reimbursements or similar obligations related to any relevant indebtedness as of the anticipated Effective Time.

ARTICLE VII

CONDITIONS TO THE MERGER

        Section 7.1    Conditions to the Obligations of Each Party.     The respective obligations of each party to consummate the Merger are subject to the satisfaction, prior to the Effective Time, of each of the following conditions:

          (a)   Acquisition Sub shall have accepted for payment, or caused to be accepted for payment, all shares of Common Stock validly tendered and not properly withdrawn in the Offer; and

          (b)   no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger (provided that each party shall have used commercially reasonable efforts to oppose any such action by such Governmental Authority).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

        Section 8.1    Termination.     Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Offer may be abandoned at any time, as follows:

          (a)   by mutual written consent of each of Parent and the Company by action of their respective boards of directors at any time prior to the Acceptance Time;

          (b)   (x) by either Parent or the Company, at any time prior to the Acceptance Time and after the Outside Date, if the Acceptance Time has not occurred by the Outside Date; provided, however, that, in each case, the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose material breach of this Agreement has caused or resulted in the Offer not being consummated by such date;

          (c)   by either Parent or the Company, if any court or Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting (i) prior to the Acceptance Time, the acceptance for payment of, or payment for, shares of Common Stock pursuant to the Offer or (ii) prior to the Effective Time, consummation of the Merger, and in either case such Order or other action shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used its reasonable best efforts to remove such Order or other action; provided, further, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to a party if the issuance of such final, non-appealable Order was due to the failure of such party, and in the case of Parent, including the failure of Acquisition Sub, to perform any of its obligations under Section 6.2;

          (d)   by the Company, at any time prior to the Acceptance Time, if Parent or Acquisition Sub shall have breached or failed to perform in any material respect any of its representations or warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to a Parent Material Adverse Effect and (ii) cannot be cured on or before the Outside Date or, if curable in such time frame, is not cured by Parent within thirty (30) days of receipt by Parent of written notice of such breach or failure; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Company has materially breached any of its covenants, agreements, representations or warranties contained in this Agreement, which breach has not been cured;

          (e)   by Parent, at any time prior to the Acceptance Time, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (i) would result in a failure of conditions (c)(ii) or (c)(iii) set forth in Annex I and (ii) cannot be cured on or before the Outside Date or, if curable in such time frame, is not cured by the Company within thirty (30) days of receipt by the Company of written notice of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if Parent or Acquisition Sub has materially breached any of its covenants, agreements, representations or warranties contained in this Agreement, which breach has not been cured;

          (f)    by either the Company or Parent, if the Parent Shareholder Approval is not obtained in accordance with applicable Laws at the Parent General Meeting or any adjournment or postponement thereof;

          (g)   by Parent at any time prior to the Acceptance Time, if the Company Board shall have effected a Company Change of Recommendation (whether or not in compliance with Section 6.4) or breached its obligations under Section 6.4 in any material respect;

          (h)   by Company at any time prior to the adoption by Parent's shareholders of the Parent Resolutions, if the Parent Board shall have effected a Parent Change of Recommendation (whether or not in compliance with Section 6.5);

          (i)    by the Company at any time on or prior to the Window Shop Deadline pursuant to the terms and conditions of and in accordance with Section 6.4(f) and, if applicable, Section 6.4(g);

          (j)    by the Company at any time prior to the Acceptance Time if (i) Acquisition Sub shall have failed to commence the Offer on or before July 11, 2016 (other than as a result of the Company's breach of its covenants herein); (ii) Acquisition Sub terminates or makes any change to the Offer that violates the terms of this Agreement in any material respect; or (iii) Acquisition Sub shall fail to accept for payment and pay for shares validly tendered and not withdrawn in the Offer subject to the terms of and in accordance with Section 2.1 and at such time all of the Offer Conditions are satisfied; or

          (k)   by the Company or Parent, if the Underwriting Agreement is terminated; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(k) if Parent or Acquisition Sub has materially breached any of its covenants, agreements, representations or warranties contained in this Agreement, which breach has not been cured.

        Section 8.2    Effect of Termination.

        If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto, except (i) the provisions of Section 6.3(b), this Section 8.2, Section 8.3, Section 8.4, Section 8.5, Section 8.6, and Article IX shall survive any termination hereof pursuant to Section 8.1 and (ii) in the event of any liability arising out of or the result of, fraud or any willful breach of any covenant, agreement, representation or warranty, the aggrieved party shall be entitled to all rights and remedies available at law or in equity. Parent shall cause the Offer to be terminated immediately after termination of this Agreement.

        Section 8.3    Termination Fees.

        (a)   If:

            (i)  (x) after the date of this Agreement and prior to the termination of this Agreement, a Competing Proposal is publicly proposed or publicly disclosed and not publicly withdrawn, (y) this Agreement is thereafter terminated by the Company or Parent pursuant to Section 8.1(b) and at the time of such termination Parent was entitled to terminate this Agreement pursuant to Section 8.1(e) (but only if at such time Parent would not be prohibited from terminating this Agreement pursuant to Section 8.1(b)) and (z) within six (6) months after termination of this Agreement, the Company consummates or enters into a definitive agreement (which is later consummated) providing for a Competing Proposal (for purposes of this Section 8.3(a)(i)(z), substituting 50% for the 20% thresholds set forth in the definition of Competing Proposal); or

           (ii)  this Agreement is terminated by Parent pursuant to Section 8.1(g); or

          (iii)  this Agreement is terminated by the Company pursuant to Section 8.1(i);

then in any such event the Company shall pay to Parent a fee payable in cash equal to $50,000,000 (the "Company Termination Fee") to an account designated in writing by Parent, and neither the Company nor any other person shall (subject to the provisions of Section 8.2) have any further liability to Parent, Acquisition Sub or any other person with respect to this Agreement or the transactions contemplated hereby, such payment to be made (x) in the case of Section 8.3(a)(i), when a transaction in respect of such Competing Proposal is consummated; (y) in the case of Section 8.3(a)(ii), no later than two (2) Business Days after the termination of this Agreement; or (z) in the case of Section 8.3(a)(iii), prior to or concurrently with the termination of this Agreement or as otherwise provided in Section 6.4(g); it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

        (b)   If this Agreement is terminated by the Company or Parent pursuant to Section 8.1(h); then Parent shall pay to the Company a fee payable in cash equal to GBP 5,946,000 (the "Parent Termination Fee") to an account designated in writing by the Company, and neither Parent nor any other person, including the Equity Financing Sources and the Debt Financing Sources, shall (subject to the provisions of Section 8.2) have any further liability to the Company or any other person with respect to this Agreement or the transactions contemplated hereby, such payment to be made no later than two (2) Business Days after the termination of this Agreement; it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

        Section 8.4    Amendment.     This Agreement may be amended by mutual agreement of the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the Acceptance Time, there shall be no amendment that decreases the Offer Price or the Merger Consideration. This Agreement may not be amended except by an instrument in writing signed by the parties hereto and; provided further that any amendment, modification, supplement, consent or waiver that is materially adverse to the interests of the Equity Financing Sources or the Debt Financing Sources cannot be made without their prior written consent, as applicable.

        Section 8.5    Waiver.     At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) subject to the proviso of Section 8.4, waive compliance by any other party with any agreement or condition contained herein. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Acquisition Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

        Section 8.6    Expenses.     All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such fees and expenses whether or not the Offer and/or the Merger is consummated, except (a) as provided in the Expense Reimbursement Agreement, (b) that Parent shall pay all fees and expenses incurred in connection with (i) the preparation, printing, filing and mailing of the Offer Documents, the Prospectus, the Parent Circular and any other documents relating to the Rights Issue and (ii) the services of the Paying Agent and (c) the filing fees under the HSR Act or any other Antitrust Laws shall be borne equally by the Company and Parent.

ARTICLE IX

GENERAL PROVISIONS

        Section 9.1    Non-Survival of Representations, Warranties and Agreements.     The representations, warranties, covenants and agreements in this Agreement and any certificate delivered pursuant hereto by any person shall terminate at the Effective Time or, except as provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 6.6 and Section 6.9.

        Section 9.2    Notices.     Any notice required to be given hereunder shall be sufficient if in writing, and sent by e-mail of a .pdf attachment (provided that any notice received by e-mail transmission or otherwise at the addressee's location on any Business Day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail

(return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

  if to Parent:

  Melrose Industries PLC
  Leconfield House
  Curzon Street
  London, UK W1J 5JA
  E-Mail: Joff.Crawford@melroseplc.net
  Attention: Joff Crawford

  with copies to (which shall not constitute notice):

  Simpson, Thacher & Bartlett LLP
  425 Lexington Avenue
  New York, NY 10017
  E-Mail: eswedenburg@stblaw.com
  Attention: Eric M. Swedenburg

  if to the Company:

  Nortek, Inc.
  500 Exchange Street, 10th Floor
  Providence, Rhode Island 02903
  E-mail: kevin.donnelly@nortek.com
  Attention: Kevin W. Donnelly

  with copies to (which shall not constitute notice):

  Weil, Gotshal & Manges LLP
  767 Fifth Avenue
  New York, NY 10153
  Fax: (212) 310-8007
  E-Mail: frederick.green@weil.com
  Attention: Frederick S. Green

        Section 9.3    Interpretation; Certain Definitions; Calculation of Time Period.

        (a)   The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to an Article, Section, Annex or Exhibit, such reference shall be to an Article or Section of, or an Annex or Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words "made available to Parent" and words of similar import refer to information posted to the electronic data room for Project Nevada hosted by Intralinks and maintained by the Company for purposes of the transactions contemplated by this Agreement (the "Data Room") or otherwise delivered to Parent or a Representative of Parent (including by e-mail or by specific identification of filing or exhibit to a filing available on the SEC's Electronic Data-Gathering, Analysis and Retrieval system) no later than 12:00 p.m. Eastern time on July 5, 2016.

All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a person are also to its permitted successors and assigns. All references to "dollars" or "$" refer to currency of the United States of America. References to "wholly owned Subsidiaries" of the Company shall include any Subsidiary of which the Company owns, directly or indirectly, all of the equity interests.

        (b)    Calculation of Time Period.     Unless otherwise expressly provided in this Agreement, when calculating a period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement: (i) the date that is the reference date in calculating such period shall be excluded; (ii) if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day; and (iii) each day shall be deemed to begin at 12:01 a.m. (Eastern time) and each day shall be deemed to end at 12:00 midnight (Eastern time).

        Section 9.4    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Offer and the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Offer and the Merger be consummated as originally contemplated to the fullest extent possible.

        Section 9.5    Assignment.     Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto, except that the Agreement may be assigned by Parent or Acquisition Sub to an Affiliate of such party; provided, that the party making such assignment shall not be released from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        Section 9.6    Entire Agreement; No Third-Party Beneficiaries.     This Agreement (including the annexes, exhibits and schedules hereto), the Confidentiality Agreement and Expense Reimbursement Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder except for (a) the rights of the Company's stockholders to receive the Offer Price or the Merger Consideration following the Acceptance Time or the Effective Time, as applicable (a claim that may not be made unless and until the Acceptance Time or the Effective Time shall have occurred, as applicable), (b) the right of the holders of Company Options to receive the Option Cash Payment following the Effective Time (a claim that may not be made unless and until the Effective Time shall have occurred), (c) the rights of the holders of Company Share Awards to receive the Company Share Award Cash Payment following the Effective Time (a claim that may not be made unless and until the Effective Time shall have occurred), (d) the provisions of Section 6.6 hereof and (e) the rights of each Equity Financing Source and each Debt Financing Source under Section 8.3(b), Section 8.4, Section 9.9(c), Section 9.11 and Section 9.12 such that each Equity Financing Source and each Debt Financing Source shall be in each case express third-party beneficiaries of, and shall be entitled to rely on and enforce such sections of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.5 without notice or liability to any other person. The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto. Accordingly, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

        Section 9.7    Governing Law.     This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

        Section 9.8    Specific Performance.     The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without the posting of a bond, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

        Section 9.9    Consent to Jurisdiction.

        (a)   Each of Parent, Acquisition Sub and the Company hereby submits to the exclusive jurisdiction of the Delaware Court of Chancery or, if (but only if) the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any federal court sitting in the State of Delaware), for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined in any such court.

        (b)   Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party and nothing in this Section 9.9 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law, (ii) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement and (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Each of Parent, Acquisition Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

        (c)   Notwithstanding anything in this Section 9.9 to the contrary, each of the parties hereto agrees that it will not bring or support any legal action or proceeding (whether at law, in equity, in contract, in tort or otherwise) against the Equity Financing Sources or the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Funding Documents or the New Facilities Agreement or the performance thereof, in any forum other than the courts of England or the Supreme Court of the State of New York, County of New York, or, if under applicable Laws exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), as applicable. The provisions of this Section 9.9(c) shall be enforceable by each Equity Financing Source and each Debt Financing Source and their respective Affiliates.

        Section 9.10    Counterparts.     This Agreement may be executed and delivered (including by facsimile transmission or by e-mail of a .pdf attachment) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        Section 9.11    WAIVER OF JURY TRIAL.     EACH OF PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING BUT NOT LIMITED TO ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE FUNDING DOCUMENTS OR THE NEW FACILITIES AGREEMENT OR THE PERFORMANCE THEREOF) OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY (A) MAKES THIS WAIVER VOLUNTARILY AND (B) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 9.11.

        Section 9.12    No Recourse to Underwriters or Lenders.     Subject to the rights of the parties to the Funding Documents and the New Facilities Agreement under the terms thereof, none of the parties hereto, nor or any of their respective Affiliates, solely in their respective capacities as parties to this Agreement, shall have any rights or claims against any Underwriter or any Affiliate thereof and their respective successors and assigns (collectively, the "Equity Financing Sources") or any Lender or any Affiliate thereof and their respective successors and permitted assigns (collectively, the "Debt Financing Sources"), solely in their respective capacities as underwriters in connection with the Rights Issue or lenders or arrangers in connection with the New Facilities Agreement, as the case may be, and the Equity Financing Sources, solely in their respective capacities as underwriters and the Debt Financing Sources, solely in their respective capacities as lenders or arrangers, shall not have any rights or claims against any party hereto or any related person thereof, in connection with this Agreement, the Funding Documents or the New Facilities Agreement, whether at law or equity, in contract, in tort or otherwise.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, Parent, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MELROSE INDUSTRIES PLC
By:	/s/ Christopher Miller
Name:	Christopher Miller
Title:	Director
NEVADA CORP.
By:	/s/ Matthew Nozemack
Name:	Matthew Nozemack
Title:	Vice President and Secretary
NORTEK, INC.
By:	/s/ Kevin W. Donnelly
Name:	Kevin W. Donnelly
Title:	Senior Vice President, General Counsel & Secretary

[Agreement and Plan of Merger Signature Page]

 Appendix A

        As used in the Agreement, the following terms shall have the following meanings:

        "Acceptable Confidentiality Agreement" shall have the meaning set forth in Section 6.4(b).

        "Acceptance Time" shall have the meaning set forth in Section 2.2(c).

        "Acquisition Sub" shall have the meaning set forth in the Recitals.

        "Admission and Disclosure Standards" means the Admission and Disclosure Standards of the London Stock Exchange, as amended from time to time.

        "Affiliate" shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

        "Agreed Parent Circular" shall mean the final proof of the Parent Circular dated July 6, 2016.

        "Agreed Prospectus" shall mean the final proof of the Prospectus dated July 6, 2016.

        "Agreement" shall have the meaning set forth in the Recitals.

        "Antitrust Laws" shall mean the HSR Act and any other applicable U.S. or foreign competition, antitrust, merger control or foreign investment Laws.

        "Barclays" shall mean Barclays Capital Inc.

        "Blue Sky Laws" shall mean state securities or "blue sky" laws.

        "Book-Entry Shares" shall have the meaning set forth in Section 3.1(b).

        "Business Day" shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York or London, UK are authorized or obligated by applicable Law or executive order to close.

        "By-laws" shall mean the Amended and Restated By-laws of the Company.

        "Certificates" shall have the meaning set forth in Section 3.1(b).

        "Certificate of Incorporation" shall mean the Amended and Restated Certificate of Incorporation of the Company.

        "Certificate of Merger" shall have the meaning set forth in Section 2.5(a).

        "Company Change of Recommendation" shall have the meaning set forth in Section 6.4(c).

        "Citi" shall mean Citigroup Global Markets Inc.

        "Closing" shall have the meaning set forth in Section 2.4.

        "Closing Date" shall have the meaning set forth in Section 2.4.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Common Stock" shall have the meaning set forth in the Recitals.

        "Company" shall have the meaning set forth in the Recitals.

        "Company Benefit Plan" shall mean each "employee pension benefit plan"(as defined in Section 3(2) of ERISA), each "employee welfare benefit plan"(as defined in Section 3(1) of ERISA) (in each case, whether or not such plan is subject to ERISA), and each other plan, agreement, or arrangement relating to medical, dental, vision, cafeteria benefit, dependent care, life insurance, accident insurance, loans, stock options, restricted stock, equity or equity-related awards, stock purchases, deferred compensation, bonus, severance, retention, employment, compensation, change of control, fringe benefits, retirement or supplemental retirement benefits, supplemental benefits or other employee benefits, in each case maintained or contributed to by the Company or its Subsidiaries for the benefit of current or former employees, directors or consultants (including their dependents and beneficiaries) of the Company and its Subsidiaries or with respect to which the Company or its Subsidiaries has any liability (contingent or otherwise) other than any Multiemployer Plan.

        "Company Board" shall have the meaning set forth in the Recitals.

        "Company Disclosure Letter" shall have the meaning set forth in Article IV.

        "Company Intervening Event" shall have the meaning set forth in Section 6.4(d).

        "Company Leases" shall have the meaning set forth in Section 4.19(b).

        "Company Material Adverse Effect" shall mean any change, effect, circumstance or other matter which, individually or together with other events, has a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, other than any of the following or any effect attributable to: (i) changes in general economic or political conditions or financial, credit or securities markets in general (including changes in interest or exchange rates) in any country or region in which the Company or any of its Subsidiaries conducts business; (ii) any events, circumstances, changes or effects that affect the industries in which the Company or any of the Company's Subsidiaries operate; (iii) any changes in Laws applicable to the Company or any of the Company's Subsidiaries or any of their respective properties or assets or changes in GAAP; (iv) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any acts of war, armed hostilities, sabotage or terrorism; (v) the negotiation or announcement of, or any action taken that is required by this Agreement (including the impact thereon on relationships (contractual or otherwise) with customers, vendors, lenders, employees or other business partners), or any action taken at the request of or with the written consent of Parent; (vi) any changes in the credit rating of the Company or any of its Subsidiaries, the market price or trading volume of shares of Common Stock or any failure by the Company to meet internal or published projections, forecasts or revenue or earnings predictions for any period, it being understood that any underlying event causing such changes or failures in whole or in part may be taken into account in determining whether a Company Material Adverse Effect has occurred; or (vii) any litigation arising from allegations of a breach of fiduciary duty relating to this Agreement or the transactions contemplated hereby; in each case of clauses (i), (ii), (iii), or (iv), to the extent such changes, events, circumstances, effects, acts, escalation or worsening do not have a disproportionate impact on the Company and its Subsidiaries relative to other companies in similar industries to those in which the Company and its Subsidiaries operate.

        "Company Material Contract" shall have the meaning set forth in Section 4.16(a).

        "Company Option" shall mean each option to purchase shares of Common Stock granted under the Company Plan.

        "Company Owned Intellectual Property" shall mean any and all Intellectual Property Rights that are owned by the Company or any of its Subsidiaries (or that the Company or any of its Subsidiaries claims or purports to own).

        "Company Permits" shall have the meaning set forth in Section 4.6.

        "Company Plan" shall mean the Company's 2009 Omnibus Incentive Plan, as amended and restated.

        "Company Recommendation" shall have the meaning set forth in Section 4.4(b).

        "Company SEC Documents" shall have the meaning set forth in Section 4.7(a).

        "Company Share Award" shall mean each award designated as an award of restricted stock under the Company Plan, including each such award granted to non-employee directors of the Company.

        "Company Share Award Cash Payment" shall have the meaning set forth in Section 3.3(b).

        "Company Software" shall mean any Software, in whole or in part, in which the Copyrights are owned (or claimed or purported to be owned) by the Company or any of its Subsidiaries.

        "Company Termination Fee" shall have the meaning set forth in Section 8.3(a).

        "Competing Proposal" shall have the meaning set forth in Section 6.4(h).

        "Confidentiality Agreement" shall mean the letter agreement, dated as of May 2, 2016, by and between Parent and the Company.

        "Continuing Employee" shall have the meaning set forth in Section 6.9(a).

        "Control" (including the terms "controlled by" and "under common control with") shall mean the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

        "Credit Agreements" shall mean that certain (i) Amended and Restated Credit Agreement, dated as of December 17, 2010, by and among the Company, Bank of America, N.A., the other lenders party thereto, Merrill Lynch Pierce Fenner & Smith Incorporated, Wells Fargo Capital Finance, LLC, and UBS Securities LLC and US Bank, N.A. (as amended, supplemented, or otherwise modified from time to time, including pursuant to that certain First Amendment thereto, dated as of April 26, 2011, Second Amendment thereto, dated as of June 13, 2012, the Third Amendment thereto, dated as of June 3, 2015, and the Fourth Amendment thereto, dated as of May 9, 2016); and (ii) Amended and Restated Credit Agreement, dated as of April 30, 2014, by and among the Company, Wells Fargo Bank, National Association, the other financial institutions party thereto, UBS Securities LLC, Royal Bank of Canada, Wells Fargo Securities, LLC, RBC Capital Markets, and UBS Securities LLC (as amended, supplemented, or otherwise modified from time to time).

        "D&O Insurance" shall have the meaning set forth in Section 6.6(c).

        "Debt Financing Sources" shall have the meaning set forth in Section 9.12.

        "DGCL" shall have the meaning set forth in the Recitals.

        "Dissenting Shares" shall have the meaning set forth in Section 3.5.

        "Domain Names" shall have the meaning set forth in the definition of Intellectual Property Rights.

        "Effective Time" shall have the meaning set forth in Section 2.5(a).

        "Environmental Law" means any Law relating to pollution or protection of the environment or natural resources or, as relating to exposure to harmful or deleterious substances, human health or safety.

        "Environmental Permit" shall mean all permits, licenses, approvals, or authorizations under any applicable Environmental Law.

        "Equity Financing Sources" shall have the meaning set forth in Section 9.12.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" shall mean any trade or business that is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) of the Code.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Exchange Fund" shall have the meaning set forth in Section 3.2(a).

        "Existing Financing" shall mean the Credit Agreements and that certain Indenture, dated as of April 26, 2011, between the Company and U.S. Bank National Association, as Trustee relating to 8.5% Senior Notes due 2021.

        "Expense Reimbursement Agreement" shall mean the letter agreement, dated as of May 20, 2016, by and between Parent and the Company.

        "Expiration Date" shall have the meaning set forth in Section 2.1(d).

        "Financial Indebtedness" means any indebtedness (other than intercompany indebtedness) for or in respect of moneys borrowed or that would otherwise be treated as debt in accordance with GAAP.

        "Funding Documents" shall mean the Underwriting Agreement.

        "Funds" shall have the meaning given in Section 6.17(a)(i).

        "GAAP" shall mean the United States generally accepted accounting principles.

        "Government Official" shall mean any person acting in an official capacity for any Governmental Authority.

        "Governmental Authority" shall mean any United States (federal, state or local) or foreign government, or any governmental, regulatory, judicial or administrative authority, agency or commission.

        "Hazardous Substance" shall mean any substance, material or waste, including without limitation asbestos, that is listed, defined or otherwise characterized or regulated as "hazardous," "toxic," or "radioactive" or as a "pollutant," or a "contaminant" or terms of similar meaning or import under any Environmental Law.

        "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

        "Indemnitee" shall mean any individual who, on or prior to the Effective Time, was an officer or director of the Company or served on behalf of the Company as an officer or director of any of the Company's Subsidiaries or any of their predecessors in all of their capacities (including as stockholder, controlling or otherwise) and the heirs, executors, trustees, fiduciaries and administrators of such officer or director.

        "Initial Expiration Date" shall have the meaning set forth in Section 2.1(d).

        "Intellectual Property Rights" shall mean any and all intellectual property rights (anywhere in the world, whether statutory, common law or otherwise) relating to, arising from, or associated with: (a) any and all U.S. and foreign patent rights, including all: (i) patents (including utility, utility model, plant and design patents, and certificates of invention); (ii) patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals and all patents granted thereon; (iii) patents-of-addition, reissues, reexaminations, confirmations, re-registrations, invalidations, and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof; and (iv) foreign counterparts and equivalents of any of the foregoing ("Patents"); (b) any and all U.S. and foreign copyrights and all other rights with respect to works of authorship (including Software) and all registrations thereof, applications therefor, and renewals, extensions and reversions thereof ("Copyrights"); (c) any and all U.S. and foreign trademarks, service marks, logos and design marks, trade dress, trade names, fictitious and other business names, and brand names, together with all goodwill associated with any of the foregoing ("Trademarks"), and all registrations thereof, applications therefor and renewals and extensions of the foregoing; (d) domain names, uniform resource locators and other names and locators associated with the Internet ("Domain Names"), and all registrations thereof, applications therefor and renewals and extensions of the foregoing; (e) information and materials not generally known to the public, including trade secrets and other confidential and proprietary information; and (f) Technology.

        "Investor Agreement" shall mean the certain Investor Agreement, dated as of April 4, 2012, by and between the Company and Ares Management LLC and certain entities affiliated with Ares Management LLC.

        "IRS" shall mean the United States Internal Revenue Service.

        "Knowledge" shall mean the actual knowledge after reasonable due inquiry of the following officers and employees of the Company and Parent, as applicable: (i) for the Company, the individuals listed in Section (i) of Schedule A to the Company Disclosure Letter; and (ii) for Parent: the individuals listed in Section (ii) of Schedule A to the Company Disclosure Letter.

        "Law" shall mean any and all domestic (federal, state or local) or foreign laws (including common law), rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority.

        "Leased Real Property" shall have the meaning set forth in Section 4.19(b).

        "Lenders" shall have the meaning set forth in the definition of the New Facilities Agreement.

        "Lien" shall mean liens, claims, mortgages, deeds of trust, encumbrances, encroachments, easements, covenants, restrictions, title defects, conditions, pledges, options or other third party rights, security interests or charges of any kind, but shall not include non-exclusive licenses to Intellectual Property Rights.

        "Listing Rules" shall mean the listing rules of the UKLA.

        "London Stock Exchange" shall mean the London Stock Exchange plc or its successors(s)

        "Major Company Stockholders" shall have the meaning set forth in the Recitals.

        "Merger" shall have the meaning set forth in the Recitals.

        "Merger Consideration" shall have the meaning set forth in Section 3.1(b).

        "Minimum Condition" shall have the meaning set forth in Section 2.1(a).

        "Multiemployer Plan" shall mean any "multiemployer plan" within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

        "Nasdaq" shall mean the Nasdaq Global Select Stock Market.

        "Negotiation Period" shall have the meaning set forth in Section 6.4(f).

        "New Facilities Agreement" shall mean the Senior Term and Revolving Facilities Agreement, dated July 6, 2016, made between (amongst others) Melrose plc and Nevada Corp. as a borrower and guarantor, Melrose Industries PLC as a guarantor, J.P. Morgan Limited, Lloyds Bank plc, Bank of America Merrill Lynch International Limited and HSBC Bank plc as mandated lead arrangers, Lloyds Bank plc as agent and the financial institutions listed as lenders therein.

        "OFAC" shall have the meaning set forth in Section 4.23.

        "Offer" shall have the meaning set forth in the Recitals.

        "Offer Closing" shall have the meaning set forth in Section 2.9.

        "Offer Conditions" shall have the meaning set forth in Section 2.1(a).

        "Offer Documents" shall have the meaning set forth in Section 2.1(h).

        "Offer Price" shall have the meaning set forth in the Recitals.

        "Offer to Purchase" shall have the meaning set forth in Section 2.1(c).

        "Official List" shall mean the official list maintained by the UKLA in accordance with section 74(1) of the Financial Services and Markets Acts 2000.

        "Open Source Software" shall mean any Software or similar subject matter that is distributed as "free software", "open source software" or under similar licensing or distribution terms that require such Software (or any portion thereof), or other Software (or any portion thereof) incorporated into, derived from or distributed with such Software, to be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge; including but not limited to Software licensed under the GNU General Public License, GNU Lesser General Public License, Apache License, New BSD License, MIT License, and Common Public License and any other license identified as an open source license by the Open Source Initiative.

        "Option Cash Payment" shall have the meaning set forth in Section 3.3(a).

        "Order" shall mean any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding by or with any Governmental Authority.

        "Outside Date" shall have the meaning set forth in Section 2.1(e).

        "Owned Real Property" shall have the meaning set forth in Section 4.19(a).

        "Parent" shall have the meaning set forth in the Recitals.

        "Parent Board" shall have the meaning set forth in Section 6.5(d).

        "Parent Circular" shall have the meaning set forth in Section 6.5(a).

        "Parent Change of Recommendation" shall have the meaning set forth in Section 6.5(h).

        "Parent General Meeting" means the general meeting of the shareholders of Parent convened pursuant to the Parent Circular.

        "Parent Intervening Event" shall have the meaning set forth in Section 6.5(i).

        "Parent Material Adverse Effect" shall mean any change, effect or circumstance that would reasonably be expected to prevent or materially impair or delay the ability of Parent to consummate the Offer, the Merger and the other transactions contemplated by this Agreement.

        "Parent Organizational Documents" shall have the meaning set forth in Section 5.2.

        "Parent Recommendation" shall have the meaning set forth in Section 6.5(d).

        "Parent Resolutions" shall have the meaning set forth in Section 6.5(a).

        "Parent Shareholder Approval" shall mean the approval of the Parent Resolutions set forth in clause (A) and (B) of the definition thereof by a simple majority of the votes cast thereon either in person or by proxy at the Parent General Meeting and the approval of the Parent Resolutions set forth in clause (C) of the definition thereof by 75% of the votes cast thereon either in person or by proxy at the Parent General Meeting.

        "Parent Termination Fee" shall have the meaning set forth in Section 8.3(b).

        "Paying Agent" shall have the meaning set forth in Section 3.2(a).

        "Payment Obligations" shall mean the payment obligations of Parent and Acquisition Sub described in Section 5.8(a).

        "Permitted Lien" shall mean (i) any Lien for Taxes (a) not yet due and payable or (b) being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the Company's financial statements included in the Company SEC Documents, (ii) Liens set forth in Section 1.1 of the Company Disclosure Letter securing Financial Indebtedness of the Company, (iii) with respect to Owned Real Property or Leased Real Property, easements or claims of easements, boundary line disputes, overlaps, encroachments, supplemental Taxes and assessments, rights of parties in possession, and title to any portion of the premises lying within the right of way or boundary of any public road or private road, in each case that do not materially interfere with the business of the Company and its Subsidiaries as presently conducted, (iv) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, that do not materially interfere with the Company's business as presently conducted, (v) Liens disclosed on existing title reports or existing surveys provided to Parent prior to the date hereof, (vi) mechanics', carriers', workmen's, repairmen's and similar Liens incurred in the ordinary course of business, (vii) Liens created under the Credit Agreements and the other Loan Documents (as defined in the Credit Agreements) and described in Section 1.1 of the Company Disclosure Letter, (viii) Liens that affect the underlying interest of any lessor or sublessor of Leased Real Property, (ix) non-exclusive licenses, covenants and other rights in connection with Intellectual Property or Technology and (x) Liens that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of the Company and its Subsidiaries taken as a whole.

        "person" shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

        "Preferred Stock" shall have the meaning set forth in Section 4.3(a).

        "Prospectus" shall have the meaning set forth in Section 6.5(a).

        "RBC" shall mean RBC Capital Markets.

        "Readmission" shall mean the readmission of Parent's ordinary shares to the standard listing segment of the Official List pursuant to LR 5.6.21 of the Listing Rules and to trading on the main market for listed securities of the London Stock Exchange becoming effective in accordance with LR 3.2.7G of the Listing Rules and paragraph 2.1 of the Admission and Disclosure Standards.

        "Real Property" shall mean the Owned Real Property and the Leased Real Property, collectively.

        "Registered IP" shall mean all Intellectual Property Rights that are registered, filed, issued or granted under the authority of, with or by any Governmental Authority, including all Patents, registered Copyrights, registered Trademarks, Domain Names and all applications for any of the foregoing.

        "Representatives" shall have the meaning set forth in Section 6.3(a).

        "Required Amounts" shall have the meaning given in Section 6.17(a)(i).

        "Rights Acceptance Date" shall mean the latest time and date for acceptance of, and payment in full for, Parent's new ordinary shares to be issued in connection with the Rights Issue.

        "Rights Admission" shall mean the admission of Parent's new ordinary shares to be issued in connection with the Rights Issue to the premium listing segment of the Official List and to trading, nil paid, on the main market for listed securities of the London Stock Exchange becoming effective in accordance with LR 3.2.7G of the Listing Rules and paragraph 2.1 of the Admission and Disclosure Standards.

        "Rights Issue" shall mean the proposed issue by Parent of new ordinary shares of 48/7 pence each on the terms and subject to the Prospectus.

        "Rights Issue Listing Condition" shall have the meaning set forth in Annex I.

        "Sanctioned Country" shall have the meaning set forth in Section 4.23.

        "Sanctions" shall have the meaning set forth in Section 4.23.

        "Sarbanes-Oxley Act" shall mean the Sarbanes-Oxley Act of 2002, as amended.

        "Schedule 14D-9" shall have the meaning set forth in Section 2.2.

        "Schedule TO" shall have the meaning set forth in Section 2.1(g).

        "SEC" shall mean the Securities and Exchange Commission.

        "Secretary of State" shall have the meaning set forth in Section 2.5(a).

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "Severance Policy" shall mean shall mean the Company's U.S. Severance Guidelines, including the Change of Control Addendum thereto, adopted on June 3, 2016.

        "Software" shall mean all (i) computer programs and other software, including software implementations of algorithms, models and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof; (ii) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (iii) descriptions, flow-charts, architectures, development tools and other materials used to design, plan, organize and develop any of the foregoing; and (iv) all documentation, including development, diagnostic, support, user and training documentation, related to any of the foregoing.

        "Subsidiary" of any person, means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

        "Superior Proposal" shall have the meaning set forth in Section 6.4(i).

        "Superior Proposal Agreement" shall have the meaning set forth in Section 6.4(f).

        "Supplementary Circular" shall have the meaning set forth in Section 6.5(a).

        "Supplementary Prospectus" shall have the meaning set forth in Section 6.5(a).

        "Support Agreement" shall have the meaning set forth in the Recitals.

        "Surviving Corporation" shall have the meaning set forth in Section 2.3.

        "Tax" or "Taxes" shall mean any and all federal, state, local or foreign taxes, fees, levies, duties, tariffs, imposts, and other similar charges or assessments (together with any and all interest, penalties and additions thereto) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, estimated, alternative or add-on minimum, capital stock, license, payroll, employment, social security, workers' compensation, occupation, unemployment compensation, disability, customs, duties, capital stock, environmental, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes.

        "Tax Returns" shall mean returns, reports, declarations, claims for refund, information returns and other statements, including any schedule or attachment thereto, with respect to Taxes filed or required to be filed with the IRS or any other Governmental Authority, domestic or foreign, including consolidated, combined and unitary tax returns, and including any amendment thereto.

        "Technology" shall mean all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), discoveries, apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing.

        "Termination Condition" shall have the meaning set forth in Section 2.1(a).

        "Termination Intent Notice" shall have the meaning set forth in Section 6.4(f).

        "Termination Intent Notice Deadline" shall have the meaning set forth in Section 6.4(f).

        "Total Common Merger Consideration" shall mean the product of (x) the number of shares of Common Stock issued and outstanding (other than those shares canceled or retired pursuant to Section 3.1(a) and other than Dissenting Shares) immediately prior to the Effective Time and (y) the Merger Consideration.

        "Trademarks" shall have the meaning set forth in the definition of Intellectual Property Rights.

        "Treasury Regulations" shall mean the regulations promulgated under the Code, as such regulations may be amended from time to time.

        "UKLA" shall mean the UK Listing Authority, being the Financial Conduct Authority acting in its capacity as the competent authority for listing under Part VI of the UK Financial Services and Markets Act 2000.

        "Underwriters" shall have the meaning set forth in the definition of Underwriting Agreement.

        "Underwriting Agreement" shall mean the agreement dated as of the date of this Agreement between Parent and each of J.P. Morgan Securities PLC, Investec Bank plc and Merrill Lynch International (the "Underwriters") relating to the underwriting of the Rights Issue.

        "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any comparable foreign, state or local Law.

        "Window Shop Deadline" shall have the meaning set forth in Section 6.4(f).

 Annex I

CONDITIONS TO THE OFFER

THE CAPITALIZED TERMS USED HEREIN HAVE THE MEANINGS SET FORTH IN THE AGREEMENT AND PLAN OF MERGER TO WHICH THIS ANNEX I IS ATTACHED

        Notwithstanding any other provisions of the Offer and in addition to the Acquisition Sub's rights to extend, amend or terminate the Offer in accordance with the provisions of the Agreement and applicable Law, Acquisition Sub shall not be required to (and Parent shall not be required to cause Acquisition Sub to) accept for payment or, subject to any applicable rules and regulations of the SEC including Rule 14e-1(c) promulgated under the Exchange Act, pay for any validly tendered shares of Common Stock and may delay the acceptance for payment of or, subject to the restrictions referred to above, the payment for, any validly tendered shares of Common Stock, if (a) the Minimum Condition or the Termination Condition shall not have been satisfied at the Expiration Date, (b) any waiting period under the Antitrust Laws as set forth in Schedule 5.4(b) applicable to the transactions contemplated by the Agreement has not expired or terminated at or prior to the Expiration Date or (c) any of the following conditions exist or has occurred and is continuing at the Expiration Date:

          (i)    any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of making the Offer or the Merger illegal or otherwise prohibiting, restraining or preventing the consummation of the Offer or the Merger (provided that Parent and Acquisition Sub have used commercially reasonable efforts to oppose any such action by such Governmental Authority);

          (ii)   (A) the representations and warranties of the Company contained in Section 4.1 (Organization and Qualification; Subsidiaries) (solely as it applies to the due incorporation and valid existence of the Company), Section 4.2 (Certificate of Incorporation and By-Laws) (solely as it applies to the Certificate of Incorporation or the By-laws), Section 4.3(b)-(d) (Capitalization), Section 4.4 (Authority Relative to Agreement) or Section 4.18 (Brokers) of the Agreement, shall not be true and correct in all material respects when made and at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be required to be true and correct in all material respects only as of such time), (B) the representations and warranties of the Company contained in Section 4.3(a) (Capitalization) shall not be true and correct in all but de minimis respects when made and at and as of immediately prior to the expiration of the Offer as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (C) the representations and warranties of the Company contained in Section 4.9(ii) (No Company Material Adverse Effect) of the Agreement shall not be true and correct in all respects when made and at and as of immediately prior to the expiration of the Offer as if made at and as of such time and (D) all of the remaining representations and warranties of the Company set forth in the Agreement, without giving effect to materiality or "Company Material Adverse Effect" qualifications, shall not be true and correct when made and at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be required to be true and correct only as of such time) except with respect to this clause (D), where the failure of such representations and warranties to be so true and correct would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

          (iii)  the Company shall have breached or failed to perform or to comply with, in any material respect, its obligations to be performed or complied with by it under the Agreement on or prior to the Acceptance Time and such breach or failure shall not have been waived by Parent or Acquisition Sub or cured by the Company;

I-1

          (iv)  since the date of the Agreement, a Company Material Adverse Effect (or any event, development or circumstance that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect) shall have occurred and shall be continuing as of the Expiration Date;

          (v)   Acquisition Sub shall have failed to receive a certificate of the Company, executed by an authorized officer of the Company, dated as of the Expiration Date, to the effect that none of the conditions set forth in paragraphs (c)(ii), (c)(iii) or (c)(iv) of this Annex I have occurred;

          (vi)  the Company Board shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Acquisition Sub the Company Recommendation or shall have made a Company Change of Recommendation;

          (vii) Parent's shareholders shall not have approved at a Parent shareholder meeting to be called for such purposes: (A) the acquisition of the Company by Parent for purposes of Chapter 10 of the Listing Rules; (B) a resolution to authorize the directors of Parent to allot securities of the Company pursuant to the Rights Issue in accordance with section 551 of the Companies Act 2006; and (C) a resolution to authorize the directors of Parent to cancel the listing of securities of Parent on the premium listing segment of the Official List and to re-admit securities of Parent to the standard listing segment of the Official List and to trading on the London Stock Exchange's main market for listed securities;

          (viii)  the Rights Admission shall not have occurred (such condition, the "Rights Issue Listing Condition"); or

          (ix)  (A) any circumstance shall have occurred and be continuing that would have the effect of preventing Readmission from occurring promptly following the Acceptance Time or (B) Parent's application for Readmission shall not have been approved by the UKLA.

        The foregoing conditions, other than the Minimum Condition and the Termination Condition, are for the sole benefit of Parent and Acquisition Sub and may be asserted by Parent or Acquisition Sub regardless of the circumstances giving rise to any such conditions and may be waived by Parent or Acquisition Sub in writing in whole or in part at any time and from time to time in their sole discretion, in each case subject to the terms of the Agreement. Any reference in this Annex I or the Agreement to a condition or requirement being satisfied shall be deemed to be satisfied if such condition or requirement is so waived in writing. The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Acquisition Sub to extend, terminate, amend and/or modify the Offer pursuant to the terms and conditions of the Agreement. The failure by Parent or Acquisition Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

I-2

Exhibit A
Form of Certificate of Incorporation of Acquisition Sub

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NORTEK, INC.

        The original Certificate of Incorporation of Nortek, Inc., a corporation organized and existing under the laws of Delaware (the "Corporation"), was filed with the Secretary of State of the State of Delaware on October 14, 1986, as amended by that certain Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on December 17, 2009 (the "Original Certificate of Incorporation"). In an action taken by the Board of Directors of the Corporation, a resolution was duly adopted pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the "General Corporation Law"), setting forth this Second Amended and Restated Certificate of Incorporation and declaring this Second Amended and Restated Certificate of Incorporation to be advisable. The stockholders of the Corporation duly approved and adopted this Second Amended and Restated Certificate of Incorporation by written consent in accordance with Sections 228, 242 and 245 of the General Corporation Law.

        The Original Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

        The name of the corporation is Nortek, Inc. (the "Corporation").

ARTICLE II

        The registered office and registered agent of the Corporation is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

ARTICLE III

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV

        Section 4.1    The total number of shares of all classes of stock that the Corporation is authorized to issue is [    •    ] shares, consisting of:

  •
  [    •    ] shares of Common Stock having a par value of $[    •    ] per share (the "Common Stock");

  •
  [    •    ] shares of Preferred Stock having a par value of $[    •    ] per share (the "Preferred Stock");

        The whole or any part of any unissued balance of the authorized capital stock of the Corporation and the whole or any part of any balance of the authorized capital stock of the Corporation held in its treasury may be issued, sold, transferred or otherwise disposed of in such manner, for such consideration and on such terms as the Board of Directors of the Corporation (the "Board of Directors") may determine.

Ex. A-1

        Section 4.2    Common Stock.

        (a)   Preemptive Rights.    The holders of the Common Stock have no preemptive rights to subscribe for any shares of any class of stock of the Corporation whether now or hereafter authorized.

        (b)   Voting.    Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

        (c)   Number.    The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the then-outstanding shares of Stock of the Corporation.

        (d)   Dividends.    Subject to applicable law and rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of Stock having preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine.

        (e)   Liquidation, Dissolution or Winding Up.    Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of Stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock will be entitled to receive and will share ratably in all assets of the Corporation available for distribution to its stockholders.

        Section 4.3    Preferred Stock.

        (a)   The Board of Directors of the Corporation is expressly authorized by resolution or resolutions from time to time adopted, subject to any limitation prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series and to fix the designations, powers (including voting powers), preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof, without the approval of the stockholders of the Corporation. The stockholders of the Corporation may increase or decrease (but not below the number of shares of any class or classes then outstanding or required to be maintained by the Certificate of Designations for any class or series of Preferred Stock) the number of authorized shares of any class or classes of stock by the affirmative approval of a majority of the stockholders entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the General Corporation Law (or any successor provision thereto) and no vote of the holders of Common Stock or Preferred Stock voting separately as a class shall be required therefor.

ARTICLE V

        The Board of Directors of the Corporation may adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VI

        Except as otherwise provided by the General Corporation Law as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article VI, or adoption of any provision to this Second Amended and Restated

Ex. A-2

Certificate of Incorporation which is inconsistent with this Article VI, by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VII

        Section 7.1    Indemnification.

        (a)   The Corporation shall, to the maximum extent permitted from time to time under the General Corporation Law, indemnify and hold harmless each person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was, or has agreed to become, a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving, or has agreed to serve, at the request of the Corporation, as a director, manager, officer, partner, employee, agent or trustee of, or in a similar capacity with, another corporation, partnership, company, joint venture, trust or other enterprise, including any employee benefit plan (all such persons being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in any such capacity, against all liability and loss (including, without limitation, all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement) suffered or incurred (and not otherwise recovered) by such person or on behalf of such person, in connection with such action, suit, proceeding or claim and any appeal therefrom. Any person seeking indemnification under this Article VII shall be deemed to have met the standard of conduct for such indemnification unless the contrary shall be established.

        (b)   Notwithstanding anything to the contrary in this Article VII, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with any action, suit, proceeding, claim or counterclaim, or part thereof, initiated by an Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation or the initiation thereof relates to the enforcement by such Indemnitee of rights under Article VI or this Article II.

        Section 7.2    Advance of Expenses.     Notwithstanding any other provisions of this Second Amended and Restated Certificate of Incorporation, the By-Laws, or any agreement, vote of stockholders or disinterested directors, or arrangement to the contrary, the Corporation shall, upon request by any Indemnitee, advance payment of expenses (including attorneys' fees) incurred by such Indemnitee in advance of the final disposition of any action, suit, proceeding or claim referred to in Section 8.1, but only to the extent such advance is not prohibited by applicable law and, then, only upon receipt of an undertaking by or on behalf of the Indemnitee to repay amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article VII. Such undertaking may be accepted without reference to the financial ability of the Indemnitee to make such repayment.

        Section 7.3    Subsequent Amendment.     No amendment, termination or repeal of this Article VII or of the relevant provisions of the General Corporation Law or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or claim arising out of or relating to any actions, omissions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

        Section 7.4    Other Rights.     The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article VII.

        Section 7.5    Merger or Consolidation.     If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation

Ex. A-3

shall assume the obligations of the Corporation under this Article VII with respect to any action, suit, proceeding or claim arising out of or relating to any actions, omissions, transactions or facts occurring prior to the date of such merger or consolidation.

        Section 7.6    Savings Clause.     If this Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee in respect of the matters to which this Article VII refers to the fullest extent permitted by any applicable portion of this Article VII that shall not have been invalidated and to the fullest extent permitted by applicable law.

        Section 7.7    Scope of Article.     Indemnification and advancement of expenses, as authorized by the preceding provisions of this Article VII, shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. The indemnification and advancement of expenses provided by or granted pursuant to this Article VII shall continue as to a person who has ceased to serve in the capacity which causes such person to be an Indemnitee and shall inure to the benefit of the heirs, executors and administrators of such a person.

        Section 7.8    Insurance.     The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, manager, officer, partner, trustee, employee or agent of another corporation, partnership, company, joint venture, trust or other enterprise or is or was otherwise serving the Corporation against all expenses (including attorney's fees), judgments, fines or amounts paid in settlement incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VII.

        Section 7.9    Reliance.     Persons who after the date of the adoption of this provision become or remain Indemnitees shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article VII in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this Article VII shall apply to claims made against an Indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption of this Amended and Restated Certificate of Incorporation.

ARTICLE VIII

CORPORATE OPPORTUNITIES

        Section 8.1    The provisions of this Article VIII are set forth to regulate and define the conduct of affairs of the Corporation with respect to certain business opportunities as they may involve ("Melrose Industries plc ("Melrose"), members of the Board of Directors or their respective Affiliates (as defined below) in recognition and anticipation that (i) certain directors, principals, officers, employees and other representatives of Melrose and its Affiliates may serve as directors, principals, officers, employees and other representatives of the Corporation or its subsidiaries, (ii) Melrose and its Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation or its subsidiaries, directly or indirectly, may engage and other business activities that overlap with or compete with those in which the Corporation or its subsidiaries, directly or indirectly, may engage, and (iii) members of the Board of Directors and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and other business activities that overlap with or compete with those in which the Corporation or its subsidiaries, directly or indirectly, may engage.

Ex. A-4

        Section 8.2    To the fullest extent permitted by law, none of (i) Melrose or any of its Affiliates or (ii) any director of the Corporation or his or her Affiliates (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as "Identified Persons" and, individually, as an "Identified Person") shall have any duty to refrain from directly or indirectly (x) engaging in any business opportunity, including but not limited to business opportunities in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates may, from time to time, be engaged or propose to engage (a "Business Opportunity") or (y) competing with the Corporation, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders for breach of any duty by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or in being offered an opportunity to participate in, any Business Opportunity presented to an Identified Person, except as provided in Section 8.3. Subject to Section 8.3, in the event that any Identified Person acquires knowledge of a Business Opportunity, such Identified Person shall have no duty to communicate or offer such Business Opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders for breach of any duty as a stockholder, director or officer of the Corporation by reason of the fact that such Identified Person pursues or acquires such Business Opportunity. A Business Opportunity shall not be deemed to be a potential Business Opportunity for the Corporation if it is a Business Opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation's business or is of no practical advantage to it or that is one in which the Corporation has no reasonable expectancy.

        Section 8.3    The Corporation does not renounce its interest in any Business Opportunity offered to any director or officer of the Corporation if such opportunity is expressly offered to such person in his or her capacity as a director or officer of the Corporation.

        Section 8.4    For purposes of this Article VIII, (i) "Affiliate" shall mean (a) in respect of Melrose, any Person that, directly or indirectly, is controlled by Melrose, controls Melrose or is under common control with Melrose and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of a director, any Person that, directly or indirectly, is controlled by such director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; (ii) "Person" shall mean any individual (and such individual's heirs, executors or administrators), corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity and (iii) for purposes of the definition of "Affiliate," "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

ARTICLE IX

        If any provision or provisions of this Second Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

Ex. A-5

ARTICLE X

        The Corporation shall not be governed by Section 203 of the General Corporation Law.

ARTICLE XI

        The Corporation reserves the right to amend or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Second Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders herein, are granted subject to this reservation.

[remainder of page intentionally left blank]

Ex. A-6

        IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation, which restates, integrates and amends and restates the Original Certificate of Incorporation, and which has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, has been executed on behalf of Nortek, Inc. by the undersigned officer, thereunto duly authorized, this [    •    ] day of [    •    ], 2016.

[•]

Name:	[•]
Title:	[•]

Ex. A-7

 Exhibit B
Form of By-laws of Acquisition Sub

SECOND AMENDED AND RESTATED
BY-LAWS
OF
NORTEK, INC.
(A DELAWARE CORPORATION)
Adopted: [    •    ], 2016

ARTICLE I

MEETINGS OF STOCKHOLDERS

        Section 1.1    Annual Meeting.     A meeting of stockholders shall be held annually for the election of directors and the transaction of such other business as is related to the purpose or purposes set forth in the notice of meeting on such date and at such time as may be fixed by the Board of Directors; or if no date and time are so fixed, at 10:00 A.M. on the first Wednesday in May in each and every year, unless such day shall fall on a legal holiday, in which case such meeting shall be held on the next succeeding business day, at such time as may be fixed by the Board of Directors.

        Section 1.2    Special Meetings.     Special meetings of the stockholders for any purpose may be called by the Board of Directors, the President or the Secretary, and shall be called by the President or the Secretary at the written request of the holders of record of a majority of the outstanding shares of the Corporation entitled to vote at such meeting. Special meetings shall be held at such time as may be fixed in the call and stated in the notices of meeting or waiver thereof. At any special meeting only such business may be transacted as is related to the purpose or purposes for which the meeting is convened.

        Section 1.3    Place of Meetings.     Meetings of stockholders shall be held at such place, within or without the State of Delaware or the United States of America, as may be fixed in the call and stated in the notice of meeting or waiver thereof.

        Section 1.4    Notice of Meetings; Adjourned Meetings.     Notice of each meeting of stockholders shall be given in writing and shall state the place, date and hour of the meeting. The purpose or purposes for which the meeting is called shall be stated in the notice of each special meeting and of each annual meeting at which any business other than the election of directors is to be transacted.

        A copy of the notice of any meeting shall be given, personally or by mail, not less than ten (10) nor more than sixty (60) days before the date of the meeting, to each stockholder entitled to vote at such meeting. If mailed, such notice is given when deposited in the United States mail, with postage thereon prepaid, directed to the stockholder at his address as it appears on the record of stockholders.

        When a meeting is adjourned for less than thirty (30) days in any one adjournment, it shall not be necessary to give any notice of the adjourned meeting if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken, and at the adjourned meeting any business may be transacted that might have been transacted on the original date of the meeting. When a meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting.

        Section 1.5    Waiver of Notice.     The transactions of any meeting of stockholders, however called and with whatever notice, if any, are as valid as those at a meeting duly held after regular call and notice, if: (a) all the stockholders entitled to vote are present in person or by proxy and no objection to

Ex. B-1

holding the meeting is made by any stockholder; or if (b) a quorum is present either in person or by proxy and no objection to holding the meeting is made by anyone so present, and if, either before or after the meeting, each of the persons entitled to vote, not present in person or by proxy, signed a written waiver of notice, or a consent to the holding of the meeting, or an approval of the action taken as shown by the minutes thereof.

        Whenever notice is required to be given to any stockholder, a written waiver thereof signed by such stockholder, whether before or after the time thereon stated, shall be deemed equivalent to such notice. Attendance of a person at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when such stockholder attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of stockholders need be specified in any written waiver of notice thereof.

        Section 1.6    Qualification of Voters.     Except as may be otherwise provided in the Certificate of Incorporation, every stockholder of record shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders for every share standing in his name on the record of stockholders.

        Section 1.7    Quorum.     At any meeting of the stockholders the presence, in person or by proxy, of the holders of a majority of the shares entitled to vote thereat shall constitute a quorum for the transaction of any business. When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any stockholders. The stockholders present may adjourn the meeting despite the absence of a quorum.

        Section 1.8    Proxies.     Every stockholder entitled to vote at a meeting of stockholders or to express consent or dissent without a meeting may authorize another person or persons to act for him by proxy. Every proxy must be executed by the stockholder or his attorney-in-fact. No proxy shall be valid after the expiration of three (3) years from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the stockholder executing it, except as otherwise provided therein and as permitted by law. Except as otherwise provided in the proxy, any proxy holder may appoint in writing a substitute to act in his place.

        Section 1.9    Voting.     Except as otherwise required by law, directors shall be elected by a plurality of the votes cast at a meeting of stockholders by the holders of shares entitled to vote in the election. Whenever any corporate action, other than the election of directors, is to be taken by vote of the stockholders at a meeting, it shall, except as otherwise required by law or the Certificate of Incorporation, be authorized by a majority of the votes cast thereat, in person or by proxy.

        Section 1.10    Action Without a Meeting.     Whenever stockholders are required or permitted to take any action at a meeting or by vote, such action may be taken without a meeting, without prior notice and without a vote, by consent in writing setting forth the action so taken, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

        Section 1.11    Record Date.     The Board of Directors is authorized to designate a day, not more than sixty (60) days nor less than ten (10) days prior to the day of holding any meeting of stockholders as the day as of which those stockholders entitled to notice of, and to vote at, such meeting shall be determined; and only stockholders of record on such day shall be entitled to notice or to vote at such meeting.

        Section 1.12    List of Stockholders Entitled to Vote.     The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and

Ex. B-2

showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held (which place shall be specified in the notice of the meeting), or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

        Section 1.13    Inspectors of Election.     The Chairman of any meeting of the stockholders may appoint one or more Inspectors of Election. Any Inspector so appointed to act at any meeting of the stockholders, before entering upon the discharge of his or her duties, shall be sworn faithfully to execute the duties of an Inspector at such meeting with strict impartiality, and according to the best of his or her ability.

ARTICLE II

BOARD OF DIRECTORS

        Section 2.1    Power of Board of Directors.     The business and affairs of the Corporation shall be managed by the Board of Directors.

        Section 2.2    Number of Directors.     The number of directors constituting the whole Board of Directors shall be such number not less than one (1) nor more than fifteen (15) as may be fixed from time to time by resolution adopted by the stockholders or by the Board. Until changed by the stockholders or the Board, the number of directors constituting the whole Board of Directors shall be three (3).

        Section 2.3    Election and Term of Directors.     At each annual meeting of stockholders, directors shall be elected to serve until the next annual meeting and until their respective successors are elected and qualified.

        Section 2.4    Resignations.     Any director of the Corporation may resign at any time by giving written notice to the Board of Directors, the President or the Secretary of the Corporation. Such resignation shall take effect at the time specified therein; and unless otherwise specified therein the acceptance of such resignation shall not be necessary to make it effective.

        Section 2.5    Removal of Directors.     Any or all of the directors may be removed with or without cause by vote of the stockholders.

        Section 2.6    Newly Created Directorships and Vacancies.     Newly created directorships resulting from an increase in the number of directors or vacancies occurring in the Board of Directors for any reason, except the removal of directors by stockholders without cause, may be filled by vote of a majority of the directors then in office, even if less than a quorum exists, or may be filled by the stockholders. Vacancies occurring as a result of the removal of directors by stockholders without cause shall be filled by the stockholders. A director elected to fill a vacancy or a newly created directorship shall be elected to hold office until the next annual meeting of stockholders.

        Section 2.7    Executive and Other Committees of Directors.     The Board of Directors, by resolution adopted by a majority of the whole Board, may designate from among its members an executive committee and other committees to serve at the pleasure of the Board of Directors, each consisting of one or more directors, and each of which, to the extent provided in the resolution, shall have all the authority of the Board to the full extent authorized by law, including the power or authority to declare a dividend or to authorize the issuance of stock. The Board of Directors may designate one or more directors as alternate members of any such committee, who may replace any absent member or members at any meeting of such committee.

Ex. B-3

        Section 2.8    Compensation of Directors.     The Board of Directors shall have authority to fix the compensation of directors for services in any capacity, or to allow a fixed sum plus expenses, if any, for attendance at meetings of the Board or of committees designated thereby.

        Section 2.9    Interest of Director in a Transaction.     No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

          (a)   The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

          (b)   The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

          (c)   The contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof, or the stockholders.

        Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorized the contract or transaction.

ARTICLE III

MEETINGS OF THE BOARD

        Section 3.1    Regular Meetings.     Regular meetings of the Board of Directors may be held without notice at such times and places, within or without the State of Delaware, or the United States of America, as may from time to time be fixed by the Board.

        Section 3.2    Special Meetings; Notice; Waiver.     Special meetings of the Board of Directors may be held at any time and place, within or without the State of Delaware or the United States of America, upon the call of the President (or, by any Vice President, in the event of any vacancy in the office of President) or the Secretary, by oral, telegraphic or written (including electronic) notice, duly given to or sent or mailed to each director not less than two (2) days before such meeting. Special meetings shall be called by the President or the Secretary on the written request of any two directors.

        Notice of a special meeting need not be given to any director who submits a signed waiver of notice whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to him.

        A notice, or waiver of notice, need not specify the purpose of any special meeting of the Board of Directors.

        Section 3.3    Quorum; Action by the Board; Adjournment.     At all meetings of the Board of Directors, a majority of the whole Board shall constitute a quorum for the transaction of business, except that when the number of directors constituting the whole Board shall be an even number, one-half of that number shall constitute a quorum.

Ex. B-4

        The vote of a majority of the directors present at the time of the vote, if a quorum is present at such time, shall be the act of the Board, except as may be otherwise specifically provided by law or by the Certificate of Incorporation or by these By-Laws.

        A majority of the directors present, whether or not a quorum is present, may adjourn any meeting to another time and place.

        Section 3.4    Action Without a Meeting.     Action taken by a majority of the directors or members of a committee without a meeting is nevertheless Board or committee action if written consent to the action in question is signed by all the directors or members of the committee, as the case may be, and filed with the minutes of the proceedings of the Board or committee, whether done before or after the action so taken.

        Section 3.5    Action Taken by Conference Telephone.     Members of the Board of Directors or any committee of the Corporation may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

ARTICLE IV

OFFICERS

        Section 4.1    Officers.     The Board of Directors shall elect as officers of the Corporation a President, a Secretary and a Treasurer of the Corporation and from time to time may elect or appoint one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers and such other officers as it may determine. Any two or more offices may be held by the same person.

        Securities of other corporations held by the Corporation may be voted by any officer designated by the Board and, in the absence of any such designation, by the President, any Vice President, the Secretary, or the Treasurer.

        The Board may require any officer to give security for the faithful performance of his duties.

        Section 4.2    President.     The President shall preside as chairman of all meetings of directors and stockholders and shall be the chief executive officer of the Corporation with all the rights and powers incident to that position.

        Section 4.3    Vice President.     The Vice Presidents, if any, shall perform such duties as may be prescribed or assigned to them by the Board of Directors or the President. In the absence of the President, or in the event of the refusal or incapacity of the President to function as such, the first Vice President in order of rank shall perform the duties of the President. The order of rank of the Vice Presidents shall be determined by the designated rank of their offices or, in the absence of such designation, by seniority in the office of Vice President; provided that said order or rank may be established otherwise by action of the Board of Directors from time to time.

        Section 4.4    Treasurer.     The Treasurer shall perform all the duties customary to that office, and shall have the care and custody of the funds and securities of the Corporation. He shall at all reasonable times exhibit his books and accounts to any director upon application, and shall give such bond or bonds for the faithful performance of his duties with such surety or sureties as the Board of Directors from time to time may require.

        Section 4.5    Secretary.     The Secretary shall act as Secretary of and shall keep the minutes of the meetings of the Board of Directors and of the stockholders, have the custody of the seal of the Corporation and perform all of the other duties usual to that office.

Ex. B-5

        Section 4.6    Assistant Treasurer and Assistant Secretary.     Any Assistant Treasurer or Assistant Secretary shall perform such duties as may be prescribed or assigned to him by the Board of Directors or the President. An Assistant Treasurer shall give such bond or bonds for the faithful performance of his duties with such surety or sureties as the Board of Directors from time to time may require.

        Section 4.7    Term of Office; Removal.     Each officer shall hold office for such term as may be prescribed by the Board and may be removed at any time by the Board with or without cause. The removal of an officer without cause shall be without prejudice to his contract rights, if any. The election or appointment of an officer shall not of itself create contract rights.

        Section 4.8    Compensation.     The compensation of all officers of the Corporation shall be fixed by the Board of Directors.

ARTICLE V

SHARE CERTIFICATES

        Section 5.1    Form of Share Certificates.     The shares of the Corporation shall be represented by certificates, in such form as the Board of Directors may from time to time prescribe, signed by the President, or a Vice President, and by the Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer, and shall be sealed with the seal of the Corporation or a facsimile thereof. The signatures of the officers upon a certificate may be facsimiles if the certificate is countersigned by a transfer agent or registered by a registrar other than the Corporation or its employees. In case any such officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the date of issue.

        Section 5.2    Lost Certificates.     In case of the loss, theft, mutilation or destruction of a stock certificate, a duplicate certificate will be issued by the Corporation upon notification thereof and receipt of such proper indemnity as shall be prescribed by the Board of Directors.

        Section 5.3    Transfer of Shares.     Transfers of shares of stock shall be made upon the books of the Corporation by the registered holder in person or by duly authorized attorney, upon surrender of the certificate or certificates for such shares properly endorsed.

        Section 5.4    Registered Stockholders.     Except as otherwise provided by law, the Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends or other distributions and to vote as such owner, and to hold such person liable for calls and assessments, and shall not be bound to recognize any equitable or legal claim to or interest in such share or shares on the part of any other person.

ARTICLE VI

MISCELLANEOUS PROVISIONS

        Section 6.1    Corporate Seal.     The corporate seal, if any, shall have inscribed thereon the name of the Corporation and such other appropriate legend as the Board of Directors may from time to time determine.

        Section 6.2    Fiscal Year.     The fiscal year of the Corporation shall be the twelve months ending December 31 or such other period as may be prescribed by the Board of Directors.

        Section 6.3    Checks and Notes.     All checks and demands for money and notes or other instruments evidencing indebtedness or obligations of the Corporation shall be signed by such officer or

Ex. B-6

officers or other person or persons as shall be thereunto authorized from time to time by the Board of Directors.

ARTICLE VII

AMENDMENTS

        Section 7.1    Power to Amend by Stockholders.     By-Laws of the Corporation may be adopted, amended or repealed by a majority of the votes cast by the stockholders at the time entitled to vote in the election of directors.

        Section 7.2    Power to Amend by Directors.     By-Laws of the Corporation may be adopted, amended or repealed by the Board of Directors, subject to amendment or repeal by the stockholders entitled to vote thereon.

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Ex. B-7